Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Forward‑looking statements

This Offering Memorandum and the documents incorporated by reference herein may contain “forward-looking statements” as defined in Section 27A of the U.S. Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negatives thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that we will be able to realize any of the potential strategic benefits or opportunities of the Spin-off, that we or our business will be commercially successful in the future, or achieve any particular credit rating or financial results, or that the Spin-off will be successful.

In particular, our expectations could be affected by, among other things:

Risks related to our business and industry

•	Demand for our products and services depends on oil and gas industry activity and expenditure levels, which are directly affected by trends in the demand for and price of crude oil and natural gas.

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We operate in a highly competitive environment and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation, may impact our results of operations.

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The COVID-19 pandemic (“COVID-19”) has significantly reduced demand for our products and services, and has had, and may continue to have, an adverse impact on our financial condition, results of operations, and cash flows.

•	Our success depends on our ability to develop, implement, and protect new technologies and services and the intellectual property related thereto.

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Due to the types of contracts we enter into and the markets in which we operate, the cumulative loss of several major contracts, customers, or alliances may have an adverse effect on our results of operations.

•	Disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business could adversely affect our business or results of operations.

•	The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets, and our business.

•	Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt.

•	A downgrade in our debt rating could restrict our ability to access the capital markets.

•	Our acquisition and divestiture activities involve substantial risks.

Risks related to our operations

•	We may lose money on fixed-price contracts.

•	Our failure to timely deliver our backlog could affect future sales, profitability, and relationships with our customers.

•	We face risks relating to our reliance on subcontractors, suppliers, and our joint venture partners.

•	A failure of our IT infrastructure, including as a result of cyber attacks, could adversely impact our business and results of operations.

Risks relating to legal proceedings, tax, and regulatory matters

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The industries in which we operate or have operated expose us to potential liabilities, including the installation or use of our products, which may not be covered by insurance or may be in excess of policy limits, or for which expected recoveries may not be realized.

•	Our operations require us to comply with numerous regulations, violations of which could have a material adverse effect on our financial condition, results of operations, or cash flows.

•	Compliance with environmental and climate change-related laws and regulations may adversely affect our business and results of operations.

•	Existing or future laws and regulations relating to greenhouse gas emissions and climate change may adversely affect our business.

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As an English public limited company, we must meet certain additional financial requirements before we may declare dividends or repurchase shares and certain capital structure decisions may require stockholder approval which may limit our flexibility to manage our capital structure. We may not be able to pay dividends or repurchase shares of our ordinary shares in accordance with our announced intent, or at all.

•	Uninsured claims and litigation against us, including intellectual property litigation, could adversely impact our financial condition, results of operations, or cash flows.

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We are subject to governmental regulation and other legal obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could harm our business.

•	The IRS may not agree that we should be treated as a foreign corporation for U.S. federal tax purposes and may seek to impose an excise tax on gains recognized by certain individuals.

•	U.S. tax laws and/or guidance could affect our ability to engage in certain acquisition strategies and certain internal restructurings.

•	We are subject to the tax laws of numerous jurisdictions; challenges to the interpretation of, or future changes to, such laws could adversely affect us.

•	We may not qualify for benefits under tax treaties entered into between the United Kingdom and other countries.

•	We intend to be treated exclusively as a resident of the United Kingdom for tax purposes, but French or other tax authorities may seek to treat us as a tax resident of another jurisdiction.

Risks related to the Spin-off and the other Transactions

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The proposed Spin-off, the resumption of which was announced on January 7, 2021, is contingent upon the satisfaction of a number of conditions, is expected to require significant time and attention of our management, and may not achieve the intended results.

General risk factors

•	Our businesses are dependent on the continuing services of certain of our key managers and employees.

•	Seasonal and weather conditions could adversely affect demand for our services and operations.

•	Currency exchange rate fluctuations could adversely affect our financial condition, results of operations, or cash flows.

•	We are exposed to risks in connection with our defined benefit pension plan commitments.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Summary

This summary highlights selected information appearing elsewhere in this Offering Memorandum and the documents incorporated herein by reference. This summary may not contain all of the information that may be important to you. You should read this summary together with this entire Offering Memorandum and the documents that we have incorporated herein by reference, including the “Risk factors” section of this Offering Memorandum, the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Issuer’s subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

In this Offering Memorandum, unless otherwise indicated or the context otherwise requires, (i) the “Issuer” or “TechnipFMC plc” refers to TechnipFMC plc, exclusive of its consolidated subsidiaries, (ii) the “Company,” “we,” “us,” or “TechnipFMC”, refers to TechnipFMC plc and its consolidated subsidiaries which (x) prior to the consummation of the Spin-off (as defined below), includes Technip Energies N.V. and its subsidiaries and (y) following the consummation of the Spin-off, excludes Technip Energies (as defined below), (iii) “WholeCo” refers to TechnipFMC plc and its consolidated subsidiaries, prior to and without giving effect to the Spin-off and including, for avoidance of doubt, Technip Energies, (iv) “RemainCo” refers to TechnipFMC plc and its consolidated subsidiaries, after giving effect to the Spin-off and excluding, for avoidance of doubt, Technip Energies, (v) “Technip Energies” or “SpinCo” refers to Technip Energies N.V. and its consolidated subsidiaries, after giving effect to the Spin-off, which includes WholeCo’s “Technip Energies” business segment (including Genesis), as well as Loading Systems and Cybernetix (which were historically included in WholeCo’s Subsea and Surface Technologies segments) and (vi) “Technip Energies N.V.” refers to Technip Energies N.V., exclusive of its subsidiaries. As used in this Offering Memorandum, “Spin-off” means the separation and distribution of 50.1% of the shares of Technip Energies N.V. held by the Issuer to its shareholders.

Company overview

We are a global leader in the energy industry, delivering products, technologies and services to companies that produce and transport oil and natural gas.  Through innovative technologies and improved efficiencies, our offerings unlock new possibilities for our customers in developing their energy resources and increasingly help position them to meet the ongoing energy transition to lower carbon energy alternatives.

After giving effect to the Spin-off described below, our Company will be organized in two business segments, Subsea and Surface Technologies, which are well-positioned to deliver greater efficiency across project lifecycles, from concept to project delivery and beyond.  Our Subsea segment, which represented approximately 83% of our revenues as adjusted for the Spin-off for the last twelve months ended September 30, 2020, provides integrated design, engineering, procurement, manufacturing, fabrication, installation, and life of field services for subsea systems, subsea field infrastructure, and subsea pipe systems used in oil and gas production and transportation.  Our Surface Technologies segment designs, manufactures, and services products and systems used by companies involved in land and shallow water exploration and production of crude oil and natural gas, with approximately 60% of segment revenue generated outside the Americas for the last twelve months ended September 30, 2020 on a pro forma basis.

Our customers include major integrated oil companies, national oil companies, and independent exploration and production companies. For the twelve months ended September 30, 2020, on a pro forma basis, we had revenues of $6.8 billion, Adjusted EBITDA of $521.0 million and combined backlog of $7.6 billion. Approximately 90% of our revenues, on a pro forma basis, for the twelve months ended September 30, 2020 came from outside the more cyclical United States region of our Surface Technologies segment. See Note 1 under “Summary—Summary unaudited pro forma financial and other data” for a reconciliation of pro forma Adjusted EBITDA to pro forma net loss.

The Spin-off

On January 7, 2021, we announced the resumption of activities toward the completion of our previously announced separation into two diversified pure-play market leaders – TechnipFMC, a fully integrated technology and services provider, and Technip Energies, a leading engineering and technology player.  The Spin-off will be structured as a spin-off of our Technip Energies business segment and, Technip Energies will also include Loading Systems, one of the main suppliers of solutions for handling a complete range of fluids and gases at ambient, elevated, and cryogenic temperatures, and at the full spectrum of operating pressures, and Cybernetix, active since 1985 in teleoperated systems, asset integrity monitoring, and inspection for hostile environments, which have historically been a part of our Surface Technologies and Subsea businesses. We will continue to offer what we believe to be a comprehensive portfolio of technologies, products, projects, and services with capabilities spanning early studies, technology licensing, proprietary equipment, and project management to full engineering and construction. We also announced our entry into a share purchase agreement, dated January 7, 2021 (the “Share Purchase Agreement”), with Bpifrance Participations SA (“BPI”), pursuant to which BPI will purchase from us shares of Technip Energies N.V. for $200 million, which will further reduce TechnipFMC’s ownership in Technip Energies N.V. See “The Transactions” for a more complete description of the Spin-off and the transactions related thereto.

Technip Energies will be a leading engineering and technology company positioned to play a critical role for the energy transition, offering a robust project delivery model, strong technical capabilities, and proven track record. Technip Energies will continue to deploy its core capabilities to meet today’s and tomorrow’s energy challenges, whether in LNG (onshore and offshore liquefaction), in sustainable chemistry (biofuels, biochemicals, circular economy), for decarbonization (energy efficiency, blue hydrogen, carbon capture, utilization and storage) and for carbon free solutions (green hydrogen, offshore wind and nuclear).

At the completion of the Spin-off, we will own 49.9% of Technip Energies’ outstanding shares, and the sale of shares to BPI pursuant to the Share Purchase Agreement will further reduce our ownership in Technip Energies. We intend to significantly reduce our shareholding in Technip Energies over the two years following the Spin-off. We intend to use the proceeds from the sale of our remaining interest in Technip Energies to further delever our balance sheet.

The Spin-off builds on the results of the successful merger (the “Merger”) of Technip S.A., a French société anonyme (together with its consolidated subsidiaries, “Technip”) and FMC Technologies, Inc., a U.S. Delaware corporation (together with its consolidated subsidiaries, “FMC Technologies” or “FMCTI”), which created a fully-integrated subsea provider. Our performance since the Merger has made the Spin-off possible and, when completed, we believe that the Spin-off will enable us and Technip Energies to unlock additional value. We believe that the strategic rationale for the Spin-off is compelling based primarily on the following:

•	distinct and expanding market opportunities and specific customer bases;

•	enhanced focus of management, resources and capital;

•	robust backlogs supporting future revenue; and

•	compelling and distinct investment profiles.

Segment overview

Subsea segment

We are focused on transforming subsea by safely delivering innovative solutions that improve economics, enhance performance and reduce emissions. As a fully-integrated technology and services provider, we continue to drive responsible energy development.

Our Subsea segment provides integrated design, engineering, procurement, manufacturing, fabrication, installation, and life of field services for subsea systems, subsea field infrastructure, and subsea pipe systems used in oil and gas production and transportation.

We are an industry leader in front-end engineering and design (“FEED”), subsea production systems (“SPS”), subsea flexible pipe, and subsea umbilicals, risers, and flowlines (“SURF”), and subsea robotics. We also have the capability to install these products and related subsea infrastructure with our fleet of highly specialized vessels. By integrating the SPS and SURF work scopes, we are able to drive greater value to our clients through more efficient field layout and execution of the installation campaign. This capability, in conjunction with our strong commercial focus, has enabled the successful market introduction of an integrated subsea business model, iEPCI (“iEPCI”), which spans a project’s early phase design through the life of field.

Our integrated business model is unlocking incremental opportunities and materially expanding the deepwater opportunity set. Since the first iEPCI project was awarded in 2016, market adoption of the business model has accelerated each year, and in 2019 we secured more than 70% of the industry’s integrated project awards.

Through integrated FEED studies, or iFEED (“iFEED”), we are uniquely positioned to influence project concept and design. Using innovative solutions for field architecture, including standardized equipment, new technologies, and simplified installation, we can significantly reduce subsea development costs and accelerate time to first production.

Our first-mover advantage and ability to convert iFEED studies into iEPCI contracts, often as a direct award, creates a unique set of opportunities for the Company that are not available to our peers. This allows us to deliver a fully integrated - and technologically differentiated - subsea system, and to better manage the complete work scope through a single contracting mechanism and a single interface, yielding meaningful improvements in project economics and time to first oil.

We continue to support our clients following project delivery by offering aftermarket and life of field services. Our wide range of capabilities and solutions, including integrated life of field, or iLOF (“iLOF”), allows us to help clients increase oil and gas recovery and equipment uptime while reducing overall cost. Our iLOF offering is designed to unlock the full potential of subsea infrastructures during operations by transforming the way subsea services are delivered and proactively addressing the challenges operators face over the life of subsea fields. We provide production optimization, asset life extension insight, proactive de-bottlenecking, and condition-based maintenance.

Our Subsea business depends on our ability to maintain a cost-effective and efficient production system, achieve planned equipment production targets, successfully develop new products, and meet or exceed stringent performance and reliability standards.

We actively pursue alliances with companies that are engaged in the subsea development of oil and natural gas to promote our integrated systems for subsea production. These alliances are typically related to the procurement of subsea production equipment, although some alliances are related to engineering, procurement, construction and engineer (“EPCI”) services.

Generally, our customers in the Subsea segment are major integrated oil companies, national oil companies, and independent exploration and production companies.  For the twelve months ended September 30, 2020, on a pro forma basis, we had total Subsea revenues of $5.6 billion, Adjusted EBITDA of $544.2 million and backlog of $7.2 billion. See “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information.”

Subsea segment products and services

Subsea production systems. Our systems are used in the offshore production of crude oil and natural gas. Subsea systems are placed on the seafloor and are used to control the flow of crude oil and natural gas from the reservoir to a host processing facility, such as a floating production facility, a fixed platform, or an onshore facility.

Our subsea production systems and products include subsea trees, chokes and flow modules, manifold pipeline systems, controls and automation systems, well access systems, multiphase and wet-gas meters, and additional technologies. The design and manufacture of our subsea systems requires a high degree of technical expertise and innovation. Some of our systems are designed to withstand exposure to the extreme hydrostatic pressure of deepwater environments, as well as internal pressures of up to 20,000 pounds per square inch (“psi”) and temperatures of up to 400º F. The development of our integrated subsea production systems includes initial engineering design studies and field development planning and considers all relevant aspects and project requirements, including optimization of drilling programs and subsea architecture.

Subsea processing systems. Our subsea processing systems, which include subsea boosting, subsea gas compression, and subsea separation, are designed to accelerate production, increase recovery, extend field life, and/or lower operators’ production costs for greenfield, subsea tie-back and brownfield applications. To provide these products, systems, and services, we utilize our engineering, project management, procurement, manufacturing, and assembly and test capabilities.

Rigid Pipe. We design and fabricate rigid pipes for production and service applications at our spoolbases. Rigid pipes are installed from our fleet of differentiated rigid pipelay vessels. Our pipelines optimize flow assurance through innovative insulation coatings, electric trace heating, plastic liners, and pipe-in-pipe systems.

Flexible pipe and umbilicals. We design and manufacture flexible pipes as well as steel tube, thermoplastic hose, power, communication and hybrid (a combination of steel tube, thermoplastic hose, and electrical cables) umbilicals. TechnipFMC vessels will typically perform the installation of the flexible pipes and umbilicals, but we also sell these products directly to oil companies or to other vessel operators.

Vessels. We operate a fleet of 18 vessels that are used for the installation and servicing of our products. We have sole ownership of ten vessels, ownership of six vessels as part of joint ventures, and two vessels operated under long-term charters.

Subsea services. We provide a portfolio of well and asset services that improve economics and enhance performance over the life of our clients’ subsea development cycle.  Well services include all service offerings: (i) provision of exploration and production wellhead systems and services; (ii) remotely operated vehicle (“ROV”) drill support services; (iii) well completion installation services; (iv) well access and intervention services, both rig-based and vessel-based (riserless light well intervention or "RLWI"); and (v) well plug and abandonment. Asset Services include all service offerings, such as (i) maintenance services for test, modification, refurbishment, and upgrade of subsea equipment and tooling; (ii) integrity services based on product and field data to optimize the performance of the subsea asset, including proactive inspection, maintenance, and repair (“IMR”) of subsea infrastructure; and (iii) production metering services to enhance well and field production, including real time virtual metering services and flow assurance services.

Key drivers of subsea services market activity are the services linked to  subsea wells in greenfield development and brownfield subsea tiebacks, or infill developments.

Additionally, with our extensive experience in subsea equipment, our leading installed base of subsea production equipment, our broad range of services, and our historical technical design and manufacturing leadership, we are in a unique position to offer integrated solutions across the “life of field” services. These combine asset light solutions (e.g. RLWI), digital services (e.g. data driven monitoring, surveillance and production management suite of applications), and leading edge automated and robotic systems (e.g. Schilling ROVs) to enhance the economics of producing fields through maximization of asset uptime, higher production volumes, and lower operating expense.

Robotics, controls and automation. We design and manufacture ROVs and manipulator arms that are used in subsea drilling, construction, IMR, and life of field services. Our product offering includes hydraulic work-class ROVs, tether-management systems, launch and recovery systems, remote manipulator arms, and modular control systems. We also provide support and services such as product training, pilot simulator training, spare parts, and technical assistance.

We also provide electro-hydraulic and electric production and intervention control systems, allowing accurate control and monitoring of subsea installations to ensure the highest production availability that can ensure safe and environmentally friendly field operations. These include the sensors, multiphase flow meters, digital infrastructure, integrity monitoring, control functionality, and automation features needed for subsea systems. Robotics capabilities are now being used in the control of manifold valves during production, which demonstrates a convergence of our technologies in order to provide better systems for our customers.

Subsea Studio Digital Platform. Subsea Studio (“Subsea Studio”) is our portfolio of digital solutions increasing performance, transforming experience, and enabling innovation. Subsea Studio FD is our front-end field development tool, transforming conventional concept, FEED and tender phases into ultra-fast digital field development. Subsea Studio Ex is our project execution digital application that increases the efficiency and speed of Project Execution with a data-centric approach. Subsea Studio LOF uses our digitally enabled operations and advanced data driven services to enhance performance and production targets.

Research, engineering, manufacturing and supply chain (“REMS”). REMS is an organization formed in September of 2019 to support accelerated technology innovation, and product delivery improvements. We accomplish this by reducing the cycle-time of engineering and manufacturing our products, including working with our suppliers to reduce their costs, and optimizing our processes and how we manage workflow. Through REMS, we are focused on challenging existing technologies and implementing world-class manufacturing practices, including LEAN and process automation, to improve reliability while reducing total product cost and lead time to delivery. Our REMS organization primarily supports our Subsea segment but is also integrated across our Surface Technologies segment.

Product Management. In 2019, we established a Product Management function to expand our capabilities to assess, define and deliver the technologies and products of the future. This function enables REMS, and the Subsea and Surface Technologies businesses to drive the understanding of customer requirements, competitive landscape and investment prioritization.

Surface Technologies segment

Our Surface Technologies segment designs, manufactures, and services products and systems used by companies involved in land and shallow water exploration and production of crude oil and natural gas. Our Surface Technologies product families include (i) drilling, (ii) stimulation, (iii) production, (iv) measurement, and (v) services. We manufacture most of our products internally in facilities located worldwide.

For the twelve months ended September 30, 2020, on a pro forma basis, we had total Surface Technologies revenue of $1.2 billion, Adjusted EBITDA of $110.8 million and backlog of $368.9 million. See “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information.”

Principal products and services

Drilling. We provide a full range of drilling and completion systems for both standard and custom engineered applications. The customer base of our drilling and completion offerings is oil and gas exploration and production companies.

Surface wellheads and production trees. Our products are used to control and regulate the flow of crude oil and natural gas from the well. The wellhead is a system of spools and sealing devices from which the entire downhole well string hangs and provides the structural support for surface production trees. Production trees are comprised of valves, actuators and chokes which can be combined in both vertical and horizontal configurations, depending on customer-specific requirements.

Surface wellheads and production trees are “per-well” systems which are designed for onshore shale, onshore conventional, and offshore shallow water platform applications, and are typically sold directly to exploration and production operators during the drilling and completion phases of the well lifecycle. Our surface wellhead and production tree systems are used worldwide, and we are one of the few companies that provide global coverage and a full range of system configurations, including (i) conventional wellheads, (ii) Unihead® drill-thru wellheads designed for faster installation and drill-time optimization, and (iii) high-pressure, high-temperature ("HPHT") systems for extreme production applications.

We also provide services associated to our surface wellhead and production tree portfolio, including service personnel and rental tooling for wellhead and production tree installation and life of field repair, refurbishment, and general maintenance. Our wellhead and production tree business relies on our ability to successfully provide the necessary field operations coverage, responsiveness, and reliability to prevent downtime and non-productive time during the drilling and completion phases.

Stimulation. Our iComplete (“iComplete”) offering is the first integrated pressure containment kit for the onshore conventional stimulation market. Its CyberFrac digital platform reduces manpower in the red zone and enables efficiencies that significantly reduce GHG emissions, lower downtime, and eliminate the integration burden for operators.

We are one of the few oilfield service providers that can offer an integrated solution covering the fracturing through flowback phases. iComplete provides our exploration and production customers with an integrated rental and service offering, including fracturing tree and manifold systems, as well as pressure control flowlines, flowback and well testing equipment, and field services.

Fracturing tree and manifold systems. During the completion of a shale well, the well undergoes hydraulic fracturing. During this phase, durable and wear-resistant wellsite equipment is temporarily deployed. Our equipment is designed to sustain the high pressure and highly erosive fracturing fluid which is pumped through the well into the formation.

Our equipment (fracturing tree systems, fracturing valve greasing systems, hydraulic control units, fracturing manifold systems, and rigid and flexible flowlines) is temporarily laid out between the wellhead and the fracturing pump truck during hydraulic fracturing. These products are typically supplied to exploration and production operators who rent this equipment directly from us during the hydraulic fracturing activities. Associated with our fracturing equipment rental is fracturing rig-up / rig-down field service personnel as well as oversight and operation of the equipment during the multiple fracturing stages for a shale well.

TechnipFMC’s manifold solutions help increase operational efficiency for a pad site with multiple wells. Our SuperFrac Manifold (“SuperFrac Manifold”) provides time savings and pumping efficiencies when stimulating multiple wells on a single pad. The manifolds are installed and connected to multiple trees off the critical path, which allows our customers to fracture more stages per day in a compact footprint and efficiently move operations from one well to another, saving time and money. We also offer conventional and articulating arm manifold trailers, which are used as the connection point between fracturing pump trucks and the fracturing flowline and manifold system.

Our Ground Level Fracturing System is an essential tool for unconventional operators who use simultaneous operations to efficiently run completions in multi-well pads. The innovative system design uses various lengths of trunkline to align the SuperFrac Manifold and fracturing tree at ground level, which minimizes the number of flowline connections for safer operation. We are a significant supplier of flowline pipework (rigid and flexible) that is used to move the fracturing product from the pump truck, via the manifold and into the fracturing trees.

Pressure pumping. We design and manufacture equipment used in well completion and stimulation activities by major oilfield service and drilling companies, as well as by oil and gas exploration and production operators directly.

Flexibles. We have been a leading supplier of flexible lines since the 1970s and have successfully introduced a portfolio of flexible solutions for the onshore stimulation market. Our PumpFlex and WellFlex products can be incorporated into most Shale operations and are an integral part of our iComplete system.

Flowline. We are a leading supplier of flowline products and services to the oilfield industry. From the original Chiksan® and Weco® products to our revolutionary equipment designs and integrated services, our family of flowline products and services provides our customers with reliable and durable pressure pumping equipment. Our facilities stock flowline products in the specific sizes, pressures, and materials common to each region. Our commitment is to help our customers worldwide attain maximum value from their pressure pumping assets by guaranteeing that the right products arrive at the job site in top working condition. Our total solutions approach includes the InteServ tracking and management system, mobile inspection and repair, strategically located service centers, and genuine Chiksan® and Weco® spare parts.

Well service pumps. We offer a diverse line of well service pumps for use in high-pressure pumping operations such as hydraulic fracturing and stimulation, including triplex and quintuplex pumps, each with its own industry-leading features, including: (i) heavy-duty power ends, paired with main journal roller bearings and heavy-duty rod journal bearings, (ii) heavy-duty crankshafts, (iii) fluid cylinders, with accessible packing and valves, and (iv) made-to-order pumps. Our pumps can withstand some of the harshest operating conditions, with pressure ranges up to 20,000 psi and flow rates up to 1,500 gallons per minute.

Production. Our upstream production offering includes well control, safety and integrity systems, multiphase meter modules, in-line separation and processing systems, and standard pumps. These offerings are differentiated by our comprehensive portfolio of in-house compact, modular, and digital technologies, and are designed to enhance field project economics and reduce operating expenditures with an integrated system that spans from wellhead to pipeline.

Our iProduction system (“iProduction”) is the first automated integrated production platform for onshore unconventional. Our digital interface enables operators to manage their production operations remotely, leveraging Insitex and UCOS data-monitoring technology. Our separation portfolio and measurement technologies, combined with our expertise in modularization, enable our customers to achieve first production faster with fully optimized and environmentally conscious, compact systems.

Flowback and well testing services. After a shale well is hydraulically fractured, the well moves to the flowback phase in which much of the fracturing fluid pumped into the well flows back out through the wellhead and fracturing tree system. This phase lasts until the wellbore flow is adequate for flow through the production facilities downstream of the wellsite. Our flowback and well testing offering includes chokes, de-sanders, and advanced well testing equipment and related services which are provided to exploration and production operators during the flowback phase.

Well control and integrity systems. We supply control components and safety systems designed to safely and efficiently run a wellpad, modules on an offshore platform, or a production facility. Our systems are based on standard, field-proven building blocks and designed for minimal maintenance during life of field operations.

Surface multiphase meter. Our multiphase meters (“MPMs”) are a collection of technologically advanced innovations that provide a differentiated approach to multiphase measurement. The patented technology in our MPMs offers many unique features that provide a step change in allocation measurement and allows for continuous surveillance of wells across a full range of operating conditions. Our MPMs provide real-time data to a central facility, or our cloud portal, for production reporting and remote notification and system troubleshooting.

Separation and processing systems. We provide industry-leading technology for the separation of oil, gas, sand, and water. These solutions are used in onshore production facilities and on offshore platforms worldwide. Our family of separation products delivers client success by increasing efficiency and throughput and reducing the footprint of processing facilities. Our separation systems offering includes internal components for oil and gas multiphase separation, in-line deliquidisers, and solids removal, as well as fully assembled separation modules and packages designed and fabricated for oil and gas separation, fracturing flowback treatment, solids removal, and primary produced water treatment.

Standard pumps and skid systems. We provide complete skid solutions, from design consultation through startup and commissioning. We offer a diverse line of reciprocating pumps, customized according to the application with pressure ranges available up to 10,000 psi and flow rates up to 1,500 gallons per minute.

Automation and digital systems. We provide hardware and software solutions to automate and provide simple human interfaces for a number of our critical products. These digital offerings help enable the removal of personnel from critical zones either offshore or onshore. In addition, the digital signatures from our products can then be interpreted and used via condition performance monitoring to eliminate unplanned downtime.

Measurement. We design, manufacture, and service measurement products for the oil and gas industry. Our flow computers and control systems manage and monitor liquid and gas measurement for applications such as custody transfer, fiscal measurement, and batch loading and deliveries. Our FPSO metering systems provide the precision and reliability required for measuring large flow rates of marine loading operations. Our gas and liquid measurement systems are utilized in multiple energy-related applications, including crude oil and natural gas production and transportation, refined product transportation, petroleum refining, and petroleum marketing and distribution. We combine advanced measurement technology with state-of-the-art electronics and supervisory control systems to provide the measurement of both liquids and gases. This ensures processes operate efficiently while reducing operating costs and minimizing the risks associated with custody transfer.

Services. We offer our customers a comprehensive suite of service packages to ensure optimal performance and reliability of our equipment. These service packages include all phases of the asset’s life cycle: from the early planning stages through testing and installation, commissioning and operations, replacement and upgrade, maintenance, storage, preservation, intervention, integrity, decommissioning and abandonment.

Competitive strengths

Leading fully-integrated provider of technology and services that improve efficiencies and reduce cost for our customers. We are the largest provider of subsea products and services and believe that our proprietary integrated model has benefitted our customers and differentiated us from our competitors. We believe that our integrated offering, iEPCI, and related life-of-field solution, iLOF, materially benefit our customers in numerous ways including (i) rationalizing subsea architecture, (ii) improving field performance, (iii) reducing project interfaces and contingencies, (iv) shortening time for offshore installation and time to first oil through better planning and execution, (v) realizing procurement savings, (vi) enabling maximized reliability and uptime, and (vii) improving performance of the life of field.

We believe our integrated model has been a strong success.  Beginning in 2018, we delivered the industry's first three full-cycle iEPCI projects and realized considerable growth in Subsea order inbound, driven in large part by our unique integrated offering.  In 2019, the value of integrated subsea awards to TechnipFMC more than doubled versus the prior year, representing more than 50% of our Subsea order inbound. The increase was driven by a wider adoption of the integrated business model, particularly with those clients with whom we have partner alliances. With the industry’s most comprehensive and only truly integrated subsea market offering, we have continued to expand the deepwater opportunity set for our customers by reducing the time and cost for them to develop projects.  In the first nine months of 2020, we received additional integrated awards, all of which were from repeat iEPCI customers.

Comprehensive product and service offering that benefits from a large installed equipment base. We manufacture a large array of products for both onshore and offshore, as well as upstream and midstream, oil and gas applications. This large product offering helps buffer our exposure to the volatile oil and gas industry, as different products have varied, or counter-cyclical, sales cycles. For example, many of the systems and products we supply for subsea applications are highly engineered to meet the unique demands of our customers’ field properties and typically ordered one to two years prior to installation, while other products have a shorter sales cycle and more closely follow real-time levels of oil and gas activity.  Additionally, our large and growing installed base of more than 6,500 managed wells is expected to drive continued growth in demand for our subsea services as we continue to support our clients post-project delivery by offering aftermarket and life of field services. Our wide range of capabilities and solutions, including iLOF, allows us to help clients increase oil and gas recovery and equipment uptime while reducing overall cost. Our services are more production focused, and less sensitive to commodity prices or other drivers of industry volatility.

High quality and diverse customer base, with strong connectivity via alliances. Our customers are typically major integrated oil companies, national oil companies, and independent exploration and production companies.  These customers are generally large, well-capitalized, and have active development programs in all market environments.  Further, we actively pursue alliances with companies that are engaged in the subsea development of oil and natural gas to promote our integrated systems for subsea production. These alliances are typically related to the procurement of subsea production equipment, although some alliances are related to EPCI services. Our alliances establish important ongoing relationships with our customers. While these alliances do not contractually commit our customers to purchase our systems and services, they have historically led to, and we expect that they would continue to result in, such purchases.

Global footprint with exposure to substantially all oil and gas markets. We provide our products and services in over 40 countries worldwide, encompassing substantially all active oil and gas basins, and approximately 90% of our revenues for the twelve months ended September 30, 2020, on a pro forma basis, came from sales outside the more cyclical United States region of our Surface Technologies segment. Our global presence is well-suited to the needs of our customer base, and we believe provides us a competitive advantage versus smaller competitors that may only serve selected markets. Additionally, our geographic footprint reduces our exposure to changes in the activity levels of any one region.  For the nine months ended September 30, 2020, on a pro forma basis, we generated 35% of our revenue for our Subsea segment in the Americas, 32% in Europe, Russia, and Central Asia, 16% in Africa, 13% in Asia Pacific, and 4% in the Middle East.  Over the same period, on a pro forma basis, we generated 40% of our revenue for our Surface Technologies segment in the Americas, 23% in the Middle East, 20% in Europe, Russia, and Central Asia, 12% in Asia Pacific, and 5% in Africa.

Strong financial profile, capital discipline, and contract backlog. Upon completion of the Offering and Spin-off, we expect to have available liquidity of more than $1.4 billion, including availability under the New Revolving Credit Facility.  We are strategically focused on cash and liquidity preservation in the current, uncertain COVID-19 environment, and took significant measures this past year to bolster profitability and cash flow, including business cost reductions, high-grading capital expenditures on value-enhancing opportunities, and revising our dividend policy. In addition, as of September 30, 2020, we have $7.6 billion of combined subsea and surface backlog, which provides support for our future financial performance.  Lastly, following the completion of the Spin-off, we will own 49.9% of the outstanding Technip Energies shares, and the sale of shares to BPI pursuant to the Share Purchase Agreement will further reduce our ownership in Technip Energies. We intend to conduct an orderly sale of our stake in Technip Energies over time.  We intend to use the proceeds from the sale of our remaining interest in Technip Energies to further delever our balance sheet, and target achieving a net debt to Adjusted EBITDA leverage ratio of approximately 2.5x in the medium term.

Experienced management team and employees. Our experienced management team will be supported by a skilled workforce of approximately 21,000 with significant project execution capabilities, many of who are experts with recognized technical skills in their respective industrial fields. Our management team’s understanding of the markets in which we operate, combined with our project management experience, global perspectives, and committed engineering and project execution workforce, give us the flexibility to adapt to the needs of our clients and anticipate the execution challenges to meet those needs.

Our strategy

Our core values of realizing possibilities, achieving together, and building trust are the drivers that guide how we act in a distinctly TechnipFMC way.  Our foundational beliefs of safety, respect, integrity, sustainability and quality are the cornerstone of our values that describe how we fundamentally do business and what we never compromise on, no matter the circumstances.

Continue to enhance the performance of the world’s energy industry.  Our success has been built on our proprietary technologies and innovation, integration expertise, focus on digitalization, and strong collaboration with major energy companies to expand market opportunities.  We believe our Company’s future success and competitiveness will derive from our continued application of innovative solutions and seamless execution, as a result of integration to improve economics, enhance performance and reduce emissions.  We are targeting profitable and sustainable growth through new market opportunities and expanding our range of services. We are also managing our assets to optimize operations across geographies and better align with and leverage the benefits of our differentiated offerings across the portfolio.  Additionally, we expect to capture growing service opportunities, driven by (i) higher levels of project activity, (ii) increased asset integrity and production management activities focused on improving uptime and production volume and lowering emissions, and (iii) increased maintenance and intervention activity resulting from an expanding and aging installed equipment base.

Replicate the success of our Subsea systems integration for our Surface Technologies segment. Our Surface Technologies segment exists to transform the surface market in order to provide customers with breakthrough reductions in cost and carbon intensity in the drilling, completion, upstream production, and midstream transportation sectors. We distinguish our offering by three key strengths: technology, integration, and automation.  We are committed to differentiated core products that enable integrated solutions to leverage the benefits of smarter designs.  One example is iProduction, our proprietary integrated offering that streamlines operations and reduces footprint, GHG emissions, capital costs and time to first oil.  The solution operates under a single digital interface, including our digital twin technology, where each site is monitored and controlled remotely – delivering new levels of insightful data to ensure uptime.  We expect that our differentiated offerings, such as iProduction, will further expand our addressable market opportunity.

Transform the energy industry by providing new, more sustainable solutions. We believe corporate responsibility and sustainability is a key element of our Company’s long-term success, and therefore, sustainability is one of our foundational beliefs.  The increasing demands for sustainability and reduced greenhouse gas emissions are creating new opportunities for us to transform the energy industry.  We believe that field electrification and automation of equipment is a current priority, as our customers seek to reduce their on-site GHG emissions as well as reduce or eliminate the amount of employee travel time required to manage facilities.  Such automation reduces both emissions from work travel, as well as improving worker safety, real-time decision making ability and well economics. In our Subsea segment, we are excited to bring our technology and know-how to electrify our subsea product offering.  In redesigning our current products, we expect the environmental benefits will include less above-water infrastructure, reduced emissions and improve economics for our customers.

To further drive upstream decarbonization, we are working with clients and key partners to develop Deep Purple, a system that uses wind energy to extract green hydrogen from seawater (“Deep Purple”). Deep Purple uniquely integrates proven technologies to deliver at-scale solutions for offshore green hydrogen production and sustainable renewable energy. The system consists of offshore wind turbines and offshore hydrogen technologies for the production, storage and transportation of energy in the form of pressurized green hydrogen. It can also be used to produce, store and deliver hydrogen to consumers at sea or exported in a pipeline to shore.

Focus on safety, sustainability, and equality for our employees, customers and suppliers. People and culture are at the heart of our Company, and people are our wealth and strength.  Our foundational beliefs of safety and respect help us foster a culture not only of safety, but of inclusion, respect, diversity, leadership and personal empowerment.  The safety and physical and mental well-being of our employees and customers will always be top priority.  Moreover, we further strive to recruit, train and develop our employees such that the organization reflects the diversity of the communities in which we operate.  Additionally, we have taken identifiable steps to protect human rights, including those of our suppliers, by implementing a Human Rights Standard setting forth recognized human rights principles to ensure our operations are executed in compliance with the same, and to ensure everyone with whom we work is treated with, respect and dignity. Our human rights standard codifies the worker welfare principles outlined in the guidance notes published by Building Responsibly, an industry-led collaborative initiative enabling construction and engineering companies to collaborate around their shared values, advance their compliance programs and agree on common approaches regarding worker welfare and human rights.  We believe that our commitment to the safety, development and well-being of our employees is not only the right thing to do but is paramount to our continued competitiveness and ability to attract and retain talent.

Our industry

Market environment and outlook

Subsea. The volatile, and generally low, crude oil price environment of the last several years led many of our customers to reduce their capital spending plans and defer new deepwater projects. Order activity in 2020 was particularly impacted by the sharp decline in commodity prices, driven in part by the reduced economic activity, and the general uncertainty related to the COVID-19 pandemic.  The reduction and deferral of new projects resulted in delayed subsea project inbound for the industry.

While economic activity continues to be impacted by the pandemic, the short-term outlook for crude oil has improved as the OPEC+ countries better manage the oversupplied market.  Long-term demand for energy is still forecast to rise, and we believe this outlook will ultimately provide our customers with the confidence to increase investments in new sources of oil and natural gas production.

The trajectory and pace of further recovery and expansion in the subsea market is subject to the allocation of capital our clients dedicate to developing offshore oil and gas fields amongst their entire portfolio of projects and drivers of capital expansion or discipline.  The risk of project sanctioning delays is still present in the current environment; however, innovative approaches to subsea projects, like our iEPCI solution, have improved project economics, and many offshore discoveries can be developed economically at today’s crude oil prices. In the long-term, deepwater development is expected to remain a significant part of many of our customers’ portfolios.

As the subsea industry continues to evolve, we have taken actions to further streamline our organization, achieve standardization, and reduce cycle times. The rationalization of our global footprint will also further leverage the benefits of our integrated offering. We aim to continuously align our operations with activity levels, while preserving our core capacity in order to deliver current projects in backlog and future order activity.

Surface Technologies. Surface Technologies’ performance is typically driven by variations in global drilling activity, creating a dynamic environment. Operating results can be further impacted by stimulation activity and the completions intensity of shale applications in the Americas.

The North America shale market is sensitive to oil price fluctuations. The average rig count declined by just over 50% in 2020, with drilling and completion spending estimated to have declined by a similar amount. North America activity improved over the second half of the year as the rig count followed the oil price higher. The rig count exited 2020 below prior year-end levels but has experienced further improvement in the current year.

Drilling activity in international markets is less cyclical than North America as most activity is driven by national oil companies, which tend to maintain a longer term view that exhibits less variability in capital spend. Additionally, we continue to benefit from our exposure to the Middle East and Asia Pacific, both of which are being supported by strength in gas-related activity. The average rig count in these two regions declined by a more modest 17% in 2020 versus the prior year.

Sources and Uses

The table below sets forth the estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions occurred on September 30, 2020. The estimated sources and uses of funds presented below should be read in conjunction with “—Summary pro forma information,” “The Transactions,” “Use of proceeds,” “Capitalization” and “Unaudited pro forma condensed consolidated financial information” included elsewhere in this Offering Memorandum.

Sources	Amount (in millions)	Uses	Amount (in millions)
Notes offered hereby	$850	Refinance commercial paper(3)	$1,091
New Senior Secured Revolving Credit Facility(1)	-	Refinance and terminate existing debt(4)	1,023
Cash proceeds from BPI Investment	200	Debt issuance and other financing costs(5)	65
Cash on hand(2)	1,129
Total sources	$2,179	Total uses	$2,179

(1)
See “—Recent developments—The Transactions—New senior secured revolving credit facility.” On an a pro forma basis for the Transactions, we expect the New Senior Secured Revolving Credit Agreement to be undrawn.

(2)
In connection with the Spin-off, certain cash and cash equivalents of WholeCo will be allocated between RemainCo and Technip Energies in accordance with the SDA. Includes approximately $985 million of cash (as of September 30, 2020) retained from Technip Energies.

(3)
Reflects $1,090.6 million aggregate principal amount equivalent (as of September 30, 2020) in a combination of U.S. dollars and British pounds of the Issuer’s and FMC Technologies’ commercial paper to be repaid at par in connection with the Spin-off, following which RemainCo’s commercial paper programs will be terminated. Excludes $416.8 million outstanding as of September 30, 2020 under the European commercial paper program, for which Technip Eurocash (a subsidiary of Technip Energies) is the legal obligor, that will be an obligation of Technip Energies following the Spin-off.

(4)
Reflects (a) (i) the repayment of all $500.0 million aggregate principal amount outstanding of the Issuer’s 3.45% Senior Notes due 2022; (ii) the termination of the $2,500 million revolving senior unsecured revolving credit facility agreement dated January 17, 2017 (as amended from time to time) by and between FMC Technologies, Technip Eurocash SNC and the Issuer as borrowers, and JPMorgan Chase Bank, N.A. as agent and arranger and SG Americas Securities LLC as arranger (the “Existing US Revolving Credit Facility”); and (iii) the termination of the €500.0 million revolving credit facility dated May 19, 2020 (as amended from time to time) by and between the Issuer and HSBC France as agent the term loan borrowings and the outstanding revolving credit commitments under our existing credit facility (the “Euro Facility”), each of which will occur in connection with the Spin-off and (b) the repayment of all $522.8 million of the Issuer’s outstanding Synthetic Convertible Bonds that mature in January 2021, which we plan to pay with TechnipFMC cash on hand prior to the Spin-off (the “Synthetic Convertible Bonds”).

(5)
Reflects (i) estimated make-whole premiums to be incurred in connection with the repayment of certain existing debt and (ii) financing fees (including fees relating to the offering of the Notes), original issue discounts, legal, advisory and professional fees, and certain other costs and expense related to TechnipFMC’s financing of the Spin-off, such as rating agency fees. To the extent any costs, premiums, financing fees, original issue discounts or other fees and expenses exceed the estimated amounts, we expect to fund such amounts with cash on our balance sheet at the closing of the Transactions. This amount does not reflect certain expenses associated with completion of the Spin-off, RemainCo’s share of which are estimated not to exceed approximately $30.0 million.

In this Offering Memorandum, the term “Transactions” refers to the Spin-off and the other transactions to be effected pursuant to and concurrently with the Spin-off on its effective date, including the entry into the New Senior Secured Revolving Credit Facility and the refinancing of the indebtedness to be repaid and terminated in connection with the Spin-off and the repayment of the Issuer’s Synthetic Convertible Bonds at maturity in January 2021 such indebtedness being repaid and/or terminated, (collectively, the “Existing Debt”), the BPI Investment, and the offering, issuance and sale of the Notes and the application of the net proceeds thereof, in each case, as further described herein.

Summary unaudited pro forma financial and other data

The following summary unaudited pro forma consolidated financial data consists of summary unaudited pro forma condensed consolidated statements of income (loss) for the years ended December 31, 2019, 2018 and 2017, the nine months ended September 30, 2020 and 2019 and the twelve months ended September 30, 2020, and summary unaudited pro forma condensed consolidated balance sheet data as of September 30, 2020. The summary unaudited pro forma condensed consolidated balance sheet data is presented as if the Transactions were completed as of September 30, 2020, and the summary unaudited pro forma condensed consolidated statements of income (loss) is presented as if the Transactions were completed on January 1, 2017.

The summary unaudited pro forma condensed consolidated statements of income (loss) data for the twelve months ended September 30, 2020 has been derived by (i) taking the pro forma condensed consolidated statements of income (loss) data for the year ended December 31, 2019, (ii) adding the pro forma condensed consolidated statements of income (loss) data for the nine months ended September 30, 2020, and (iii) subtracting the pro forma condensed consolidated statements of income (loss) data for the nine months ended September 30, 2019.

The following summary unaudited pro forma condensed consolidated financial data is subject to assumptions and adjustments described more fully in “Unaudited pro forma condensed consolidated financial information.” The unaudited pro forma condensed consolidated financial information have been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. Management believes these assumptions and adjustments are reasonable under the circumstances, given the information available at this time. Any of the factors underlying these estimates and assumptions may change or prove to be materially different. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial condition or results of operations that might have occurred had the Transactions occurred as of the dates stated below, and further should not be taken as representative of future financial condition or results of operations.

The unaudited pro forma condensed consolidated financial data includes adjustments to reflect the following:

•
the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts, the elimination of revenues and direct expenses associated with Technip Energies, and to record the equity method investment associated with the Issuer’s retained 49.9% ownership in Technip Energies N.V., measured at the historical carrying value which management believes approximates fair value;

•
cash received from BPI for its investment in Technip Energies N.V., assuming that the BPI Investment is purchased at the midpoint of the 11.82% floor and 17.25% cap, which will reduce the Issuer’s ownership of 49.9% noted above;

•	the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA;

•
the retirement of certain debt of TechnipFMC, issuance of the Notes, entry into the New Senior Secured Revolving Credit Facility and the payment of estimated debt issuance and other financing costs; and

•	the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

The summary unaudited pro forma condensed consolidated financial data below should be read in conjunction with “Unaudited pro forma condensed consolidated financial information” and “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information” included elsewhere in this Offering Memorandum, as well as “Management’s discussion and analysis of financial condition and results of operations” and “Selected financial data” and the consolidated financial statements and corresponding notes incorporated herein by reference, which have been prepared in accordance with GAAP.

	Pro forma
	Fiscal year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2020
	2019	2018	2017	2020	2019
	(Dollars in millions, unaudited)
Results of operations data:
Revenue:
Service revenue	$3,330.8	$2,776.4	$3,312.4	$2,407.1	$2,427.9	$3,310.0
Product revenue	3,352.9	3,272.6	3,416.4	2,416.9	2,471.9	3,297.9
Lease revenue	266.5	222.7	194.6	105.7	200.9	171.3
Total revenue	6,950.2	6,271.7	6,923.4	4,929.7	5,100.7	6,779.2

Costs and expenses:
Cost of service revenue	2,695.8	2,259.7	2,420.3	2,302.6	1,987.1	3,011.3
Cost of product revenue	3,015.6	2,676.9	2,954.3	1,970.0	2,237.2	2,748.4
Cost of lease and other revenue	167.9	143.4	137.2	90.3	126.2	132.0
Selling, general and administrative expense	822.0	739.8	732.6	528.2	610.3	739.9
Research and development expense	115.9	157.6	177.0	72.0	102.1	85.8
Impairment, restructuring and other expense	2,460.8	1,821.6	135.1	3,356.2	143.9	5,673.1
Merger transaction and integration costs	14.2	18.4	48.4	—	16.0	(1.8)
Total costs and expenses	9,292.2	7,817.4	6,604.9	8,319.3	5,222.8	12,388.7
Other (expense) income, net	(181.7)	(48.3)	(19.0)	2.1	(116.6)	(63.0)
Income from equity affiliates	59.7	80.1	55.3	50.1	49.1	60.7
(Loss) income before financial expense, net and income taxes	(2,464.0)	(1,513.9)	354.8	(3,337.4)	(189.6)	(5,611.8)
Net interest expense	(103.2)	(119.7)	(119.9)	(129.4)	(78.1)	(154.5)
(Loss) income before income taxes	(2,567.2)	(1,633.6)	234.9	(3,466.8)	(267.7)	(5,766.3)
Provision for income taxes	68.3	203.6	299.3	(18.6)	29.4	20.3
Net loss	(2,635.5)	(1,837.2)	(64.4)	(3,448.2)	(297.1)	(5,786.6)
Net loss (profit) attributable to noncontrolling interests	4.6	(11.0)	(21.2)	(14.8)	(18.7)	8.5
Net loss attributable to TechnipFMC plc	$(2,630.9)	$(1,848.2)	$(85.6)	$(3,463.0)	$(315.8)	$(5,778.1)

Balance sheet data (at period end):
Cash and cash equivalents				$450.0		$450.0
Total assets				$10,675.2		$10,675.2
Total debt (including current portion)				$2,160.3		$2,160.3
Total TechnipFMC plc stockholders’ equity				$4,152.5		$4,152.5

Other segment financial data:
Subsea
Subsea revenue	$5,419.5	$4,762.8	$5,719.1	$4,133.4	$3,955.5	$5,597.4
Subsea capital expenditures	$287.7	$223.2	$179.1	$195.5	$242.6	$240.6
Subsea pro forma Adjusted EBITDA(1)	$655.1	$689.1	$1,120.8	$350.4	$461.3	$544.2
Surface Technologies
Surface Technologies revenue	$1,530.7	$1,508.9	$1,204.3	$796.3	$1,145.2	$1,181.8
Surface Technologies capital expenditures	$96.6	$111.9	$35.4	$28.0	$84.5	$40.1
Surface Technologies pro forma Adjusted EBITDA(1)	$170.5	$250.7	$213.1	$50.1	$109.8	$110.8

Other operating data:
Total inbound orders(2)	$9,612.5	$6,865.1	$6,383.4	$4,051.8	$8,008.6	$5,655.7
Subsea inbound orders(2)	$7,992.6	$5,178.5	$5,143.6	$3,290.9	$6,820.3	$4,463.2
Surface Technologies inbound orders(2)	$1,619.9	$1,686.6	$1,239.8	$760.9	$1,188.3	$1,192.5
Total order backlog(3)	$8,953.0	$6,469.5	$6,613.7	$7,586.9	$9,084.5	$7,586.9
Subsea order backlog(3)	$8,479.8	$5,999.6	$6,203.9	$7,218.0	$8,655.8	$7,218.0
Surface Technologies order backlog(3)	$473.2	$469.9	$409.8	$368.9	$428.7	$368.9
Non-consolidated order backlog(4)	$799.2	$974.0		$674.0	$842.1	$674.0

	Pro forma
	Fiscal year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2020
	2019	2018	2017	2020	2019
	(Dollars in millions, unaudited)
Other financial data:
Pro forma Adjusted EBITDA(1)	$566.5	$852.7	$1,192	$327.7	$373.2	$521.0
Total net debt (at period end)(5)						$(1,710)
Ratio of total debt to pro forma Adjusted EBITDA(1)(6)						4.15	x
Ratio of total net debt to pro forma Adjusted EBITDA(1)(5)(7)						(3.28)

(1)
Pro forma Adjusted EBITDA is a non-GAAP measure. Pro forma Adjusted EBITDA is defined as net income (loss) attributable to TechnipFMC plc before loss (profit) attributable to non-controlling interests, net interest expense, income taxes, depreciation and amortization, excluding charges and credits described below.

Management believes that the exclusion of charges and credits from pro forma Adjusted EBITDA enables investors and management to more effectively evaluate TechnipFMC’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. This measure is also used by management as a performance measure in determining certain incentive compensation.

Pro forma Adjusted EBITDA is not a measure calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus their nearest GAAP equivalents. For example, although depreciation and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and pro forma Adjusted EBITDA does not reflect any cash requirements for such replacements. Additionally, other companies may calculate pro forma Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of pro forma net loss to pro forma Adjusted EBITDA:

	Pro Forma
	Fiscal year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2020
	2019	2018	2017	2020	2019
	(Dollars in millions, unaudited)
Net loss attributable to TechnipFMC plc	$(2,630.9)	$(1,848.2)	$(85.6)	$(3,463.0)	$(315.8)	$(5,778.1)
Net income (loss) attributable to noncontrolling interests	(4.6)	11.0	21.2	14.8	18.7	(8.5)
Provision for income taxes	68.3	203.6	299.3	(18.6)	29.4	20.3
Net interest expense	103.2	119.7	119.9	129.4	78.1	154.5
Depreciation and amortization(a)	436.9	421	423.2	300.4	322.8	414.5

Charges and (credits):
Impairment and other charges(b)	2,484.1	1,792.6	27.5	3,247.3	127.5	5,603.9
Restructuring and other severance charges	6.7	29.0	107.6	51.1	16.4	41.4
Business combination transaction and integration costs(c)	14.2	18.4	48.4	-	16.0	(1.8)
Direct COVID-19 expenses(d)	-	-	-	57.8	-	57.8
Legal provision	54.6	20.1	-	-	54.6	-
Gain on divestitures	-	(3.3)	-	-	-	-
Change in accounting estimate	-	-	21.9	-	-	-
Purchase price accounting adjustments(e)	34.0	88.8	208.6	8.5	25.5	17.0
Adjusted EBITDA	$566.5	$852.7	$1,192.0	$327.7	$373.2	$521.0

The following table presents a reconciliation of pro forma operating profit (loss) by segment to pro forma Adjusted EBITDA by segment:

	Pro Forma
	Fiscal year ended December 31,		Fiscal year ended December 31,		Fiscal year ended December 31,		Nine months ended September 30,		Nine months ended September 30,		Twelve months ended September 30, 2020
	2019		2018		2017		2020		2019
	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface
	(Dollars in millions, unaudited)
Operating (loss) profit (pre-tax)	$(1,442.7)	$(662.7)	$(1,540.6)	$163.2	$461.5	$76.9	$(2,806.0)	$(444.4)	$61.2	$30.7	$(4,309.9)	$(1,137.8)

Charges and (credits):
Impairment and other charges(b)	$1,798.6	$685.5	$1,784.2	$4.5	$11.3	$10.2	$2,826.6	$418.1	$126.9	$0.6	4,498.3	1,103.0
Restructuring and other charges(b)	(46.4)	39.8	17.7	9.3	88.5	9.1	36.1	14.0	11.1	2.8	(21.4)	51.0
Direct COVID-19 expenses(d)	-	-	-	-	-	-	50.1	7.7	-	-	50.1	7.7
Gain on divestitures	-	-	(3.3)	-	-	-	-	-	-	-	-	-
Change in accounting estimate	-	-	-	-	11.8	10.1	-	-	-	-	-	-
Purchase price accounting adjustments(e)	34.0	-	81.9	7.1	179.7	55.7	8.5	-	25.5	-	17.0	-
Subtotal	$1,786.2	$725.3	$1,880.5	$20.9	$291.3	$85.1	$2,921.3	$439.8	$163.5	$3.4	$4,544.0	$1,161.7
Adjusted depreciation and amortization(f)	$311.6	$107.9	$349.2	$66.6	$368.0	$51.1	$235.1	$54.7	$236.6	$75.7	310.1	86.9
Adjusted EBITDA	$655.1	$170.5	$689.1	$250.7	$1,120.8	$213.1	$350.4	$50.1	$461.3	$109.8	$544.2	$110.8

(a) Consolidated depreciation and amortization expense includes expense related to property, plant and equipment, which are not associated with either the Subsea Services or Surface Technologies segments.

(b) Impairment, restructuring and other charges include goodwill impairment, long-lived assets impairment and restructuring and severance expenses.

(c) Represents merger transaction and integration costs relating to the integration activities following the Merger.

(d) COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments. COVID-19 related expenses exclude costs associated with project and/or operational inefficiencies, time delays in performance delivery, indirect costs increases and potentially reimbursable or recoverable expenses.

(e) Purchase price accounting adjustments associated with the acquired assets and liabilities during the Merger.

(f) Adjusted depreciation and amortization is adjusted for the impact of the purchase price accounting adjustments relating to the Merger.

(2)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(3)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Backlog reflects the current expectations for the timing of project execution.

(4)
Non-consolidated order backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position. On a pro forma basis after giving effect to the Spin-off, the only such joint venture is our Subsea segment.

(5)	Total net debt is total debt less unrestricted cash and cash equivalents.

(6)
The ratio of total debt on a pro forma basis to pro forma Adjusted EBITDA is determined by dividing total debt (including current portion) on a pro forma basis as of September 30, 2020 by pro forma Adjusted EBITDA for the twelve months ended September 30, 2020.

(7)
The ratio of total net debt on a pro forma basis to pro forma Adjusted EBITDA is determined by dividing total net debt on a pro forma basis as of September 30, 2020 by pro forma Adjusted EBITDA for the twelve months ended September 30, 2020.

Risk factors

An investment in the Notes is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in or incorporated by reference into this Offering Memorandum prior to making an investment in the Notes. The risks and uncertainties described below and in the incorporated documents are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, cash flows, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the sections entitled “Forward-looking statements” and “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information” included in this Offering Memorandum.

Demand for our products and services depends on oil and gas industry activity and expenditure levels, which are directly affected by trends in the demand for and price of crude oil and natural gas.

We are substantially dependent on conditions in the oil and gas industry, including (i) the level of exploration, development and production activity and (ii) capital spending. Any substantial or extended decline in these expenditures may result in the reduced pace of discovery and development of new reserves of oil and gas and the reduced exploration of existing wells, which could adversely affect demand for our products and services and, in certain instances, result in the cancellation, modification, or re-scheduling of existing orders in our backlog. These factors could have an adverse effect on our revenue and profitability. The level of exploration, development, and production activity is directly affected by trends in oil and natural gas prices, which historically have been volatile and are likely to continue to be volatile in the future.

Factors affecting the prices of oil and natural gas include, but are not limited to, the following:

•
demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates, and general economic and business conditions, including reductions in travel and commerce relating to the COVID-19 pandemic;

•	costs of exploring for, producing, and delivering oil and natural gas;

•	political and economic uncertainty, and socio-political unrest;

•	governmental laws, policies, regulations and subsidies related to or affecting the production, use, and exportation/importation of oil and natural gas;

•
the ability or willingness of the Organization of Petroleum Exporting Countries and the 10 other oil producing countries, including Russia, Mexico and Kazakhstan (“OPEC+”) to set and maintain production level for oil;

•	oil refining and transportation capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	technological advances affecting energy consumption;

•	development, exploitation, relative price, and availability of alternative sources of energy and our customers’ shift of capital to the development of these sources;

•	volatility in, and access to, capital and credit markets, which may affect our customers’ activity levels, and spending for our products and services;

•	decrease in investors’ interest in hydrocarbon producers because of environmental and sustainability initiatives; and

•	natural disasters.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices we charge. While oil and natural gas prices have partially rebounded from a downturn that began in 2014, the market remains quite volatile and the sustainability of the price recovery and business activity levels is dependent on variables beyond our control, such as geopolitical stability, increasing attention to global climate change resulting in pressure upon shareholders, financial institutions and/or financial markets to modify their relationships with oil and gas companies and to limit investments and/or funding to such companies, increasing likelihood of governmental investigations and private litigation due to increasing attention to global climate change, OPEC+’s actions to regulate its production capacity, changes in demand patterns, and international sanctions and tariffs. Continued volatility or any future reduction in demand for oilfield services could further adversely affect our financial condition, results of operations, or cash flows.

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets, and our business.

We are based in the United Kingdom and have operational headquarters in Paris, France; Houston, Texas, United States; and in London, United Kingdom, with worldwide operations, including material business operations in Europe. The United Kingdom formally withdrew from the European Union on January 31, 2020 and entered into a transition period, which will end on or after December 31, 2020. On December 24, 2020, the United Kingdom and the European Commission reached an agreement on the terms of its future cooperation with the European Union (the “UK-EU Trade and Cooperation Agreement”). On December 30, 2020, the UK Parliament provided its approval of the European Union (Future Relationship) Bill. Political and economic uncertainty remains about whether the terms of the relationship will differ materially from the terms before withdrawal.

These developments could have a material adverse effect on global economic conditions and the stability of the global financial markets and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates, and credit ratings may be especially subject to increased market volatility. In addition, there is a lack of clarity about the future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replicate or replace, including financial laws and regulations, tax and free trade agreements, intellectual property rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws, employment laws, and other rules that would apply to us and our subsidiaries, could increase our costs, restrict our access to capital within the United Kingdom and the European Union, depress economic activity, and further decrease foreign direct investment in the United Kingdom. For example, any divergence in the United Kingdom from European Union law could eliminate the benefit of certain tax-related E.U. directives currently applicable to U.K. companies such as us, including the Parent-Subsidiary Directive and the Interest and Royalties Directive, which could, subject to any relief under an available tax treaty, raise our tax cost.

Any of these factors could have a material adverse effect on our business, financial condition, or results of operations.

Compliance with environmental and climate change-related laws and regulations may adversely affect our business and results of operations.

Environmental laws and regulations in various countries affect the equipment, systems, and services we design, market, and sell, as well as the facilities where we manufacture our equipment and systems, and any other operations we undertake. We are required to invest financial and managerial resources to comply with environmental laws and regulations, and believe that we will continue to be required to do so in the future. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, the issuance of orders enjoining our operations, or other claims and complaints. Additionally, our insurance and compliance costs may increase as a result of changes in environmental laws and regulations or changes in enforcement. These laws and regulations, as well as any new laws and regulations affecting exploration and development of drilling for crude oil and natural gas, are becoming increasingly strict and could adversely affect our business and operating results by increasing our costs, limiting the demand for our products and services, or restricting our operations.

Regulatory requirements related to Environmental, Social and Governance (ESG) (including sustainability) matters have been, and are being, implemented in the European Union in particular in relation to financial market participants. Such regulatory requirements are being implemented on a phased basis. We expect regulatory requirements related to, and investor focus on, ESG (including sustainability) matters to continue to expand in the EU, the United States, and more globally. We establish ESG objectives that align with our foundational beliefs and corporate strategy with an aim toward reducing our carbon footprint, raising awareness and making advancements in inclusion and diversity. If, in relation to ESG (including sustainability) matters, we are not able to meet current and future regulatory requirements, the reporting requirements of regulators, or the current and future expectations of investors, customers or other stakeholders, our business and ability to raise capital may be adversely affected.

We are subject to governmental regulation and other legal obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to international data protection laws, such as the General Data Protection Regulation (“GDPR”), in the European Economic Area (“EEA”), and the United Kingdom (“UK”) GDPR and Data Protection Act 2018 in the UK. The GDPR and implementing legislation in the EEA and UK impose several stringent requirements for controllers and processors of personal data which have increased our obligations, including, for example, by requiring more robust disclosures to individuals, notifications, in some cases, of data breaches to regulators and data subjects, and a record of processing and other policies and procedures to be maintained to adhere to the accountability principle. In addition, we are subject to the GDPR’s rules on transferring personal data outside of the EEA and UK (including to the United States), and recent legal developments in Europe have created complexity and uncertainty regarding such transfers. In addition, the UK’s withdrawal from the European Union may mean that in future we are required to find alternative solutions for the compliant transfer of personal data into the UK.

Failure to comply with the requirements of GDPR and the local laws implementing or supplementing the GDPR could result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as other administrative penalties. The UK GDPR mirrors the fines under the GDPR. In addition, a breach of the GDPR or UK GDPR could result in regulatory investigations and enforcement action, reputational damage, and civil claims including representative actions and other class action type litigation.

We are likely to be required to expend significant capital and other resources to ensure ongoing compliance with the GDPR and UK GDPR and other applicable data protection legislation, and we may be required to put in place additional control mechanisms which could be onerous and adversely affect our business, financial condition, results of operations, or cash flows.

Seasonal and weather conditions could adversely affect demand for our services and operations.

Our business may be materially affected by variation from normal weather patterns, such as cooler or warmer summers and winters. Adverse weather conditions, such as hurricanes in the Gulf of Mexico or extreme winter conditions in Canada, Russia, and the North Sea, may interrupt or curtail our operations, or our customers’ operations, cause supply disruptions or loss of productivity, and may result in a loss of revenue or damage to our equipment and facilities, which may or may not be insured. Increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that increase variation from normal weather patterns, such as increased frequency and severity of storms, floods, droughts, and other climatic events, which could further impact our operations. Significant physical effects of climate change could also have a direct effect on our operations and an indirect effect on our business by interrupting the operations of those with whom we do business. Any of these events or outcomes could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We are exposed to risks in connection with our defined benefit pension plan commitments.

We have funded and unfunded defined benefit pension plans, which provide defined benefits based on years of service and salary.  We are required to recognize the funded status of defined benefit post-retirement plans as an asset or liability in the consolidated balance sheet and recognize changes in that funded status in comprehensive income in the year in which the changes occur. Further, we are required to measure each plan’s assets and its obligations that determine its funded status as of the date of the consolidated balance sheet. Each defined benefit pension plan’s assets are invested in different asset classes and their value may fluctuate in accordance with market conditions. Any deterioration in the value of the defined benefit pension plan assets could therefore increase our obligations. Any such increases in our net pension obligations could adversely affect our financial condition due to increased additional outflow of funds to finance the pension obligations. In addition, applicable law and/or the terms of the relevant defined benefit pension plan may require us to make cash contributions or provide financial support upon the occurrence of certain events. We cannot predict whether, or to what extent, changing market or economic conditions, regulatory changes or other factors will further increase our pension expense or funding obligations.  For further information regarding our pension liabilities, see Note 23 to our audited historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this Offering Memorandum.

Risks related to the Spin-off and the other Transactions

The proposed Spin-off, the resumption of which was announced on January 7, 2021, is contingent upon the satisfaction of a number of conditions, is expected to require significant time and attention of our management, and may not achieve the intended results.

The Spin-off is contingent upon, among other things, the final approval of our Board of Directors, market conditions and the receipt of regulatory approvals, which are beyond our control, and consultation of employee representatives, where applicable. We may also choose to abandon the Spin-off at any time. For these and other reasons, the Spin-off may not be completed in the expected timeframe or at all. Additionally, the execution of the proposed Spin-off will likely continue to require significant time and attention of our management, which could impact other strategic initiatives. Our employees may also be uncertain about their future roles within the separate companies pending the completion of the separation, which could lead to departures. Furthermore, completion of the Spin-off may require certain management and procedural redundancies as we prepare for the Spin-off, which may result in operating inefficiencies.

In connection with the Spin-off, we will indemnify Technip Energies for certain liabilities and Technip Energies will indemnify us for certain liabilities. If we are required to act on these indemnities to Technip Energies, our financial results could be negatively impacted. Additionally, any indemnity from Technip Energies may not be sufficient to insure us against the full amount of liabilities for which we are responsible and Technip Energies may not be able to satisfy its indemnification obligations in the future.

In addition, other events outside of our control, including, but not limited to, political climate, the severity and duration of the pandemic, and regulatory or legislative changes, could also adversely affect our ability to complete and realize the anticipated benefits from the Spin-off. Any such difficulties could have an adverse effect on our business, financial condition, or results of operations, and cause the combined market value of us and Technip Energies after the Spin-off to fall short of the market value of our shares prior to the separation.

We have incurred and will continue to incur significant transaction costs in connection with the Spin-off that could adversely affect our results of operations.

We have incurred, and will continue to incur, significant transaction costs in connection with the Spin-off, including payment of certain fees and expenses incurred in connection with the Spin-off and related financing transactions. Additional unanticipated costs may be incurred in the separation process. These could adversely affect our results of operations in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. Furthermore, we may incur material restructuring charges in connection with the Spin-off, which may adversely affect our operating results following the closing of the Spin-off in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. A delay in closing or a failure to complete the Spin-off could have a negative impact on our business.

The Spin-off and subsequent sales by us of Technip Energies’ shares, including in the BPI Investment, will not qualify for tax-free treatment and TechnipFMC may recognize taxable gains that may result in cash tax liabilities in certain jurisdictions  or require utilization of net operating losses to avoid cash tax liability in certain jurisdictions.

The Spin-off is not structured as a tax free transaction to TechnipFMC, nor is the BPI Investment, and accordingly, TechnipFMC may recognize taxable gains in connection with the Spin-off, the BPI Investment, and any subsequent sales of Technip Energies shares. Such taxable gains may be material in size, may result in significant cash tax liabilities or require utilization of our net operating losses that would otherwise be available to reduce our cash tax liabilities in future periods.

The pro forma financial information presented in this Offering Memorandum has been formulated subject to significant assumptions and limitations and may not reflect what our actual results of operations and financial condition would have been had the Transactions accounted for therein actually occurred as of and for the periods presented, and such financial information may not be indicative of our future operating performance.

The unaudited pro forma condensed consolidated financial information and the unaudited pro forma non-GAAP financial information presented in this Offering Memorandum have all been formulated to give effect to the Spin-off and related transactions as if the Transactions had happened at the periods presented. The pro forma financial statements do not fully reflect what the Company’s actual results of operations and financial condition would have been had the Company not held the assets and conducted the operations of the Technip Energies business during the periods presented, or what the Company’s results of operations and financial condition will be in the future.

The unaudited pro forma condensed consolidated balance sheet is presented as if the Transactions were completed as of September 30, 2020, and the unaudited pro forma condensed consolidated statements of income (loss) are presented as if the Transactions were completed on January 1, 2017. As a result, the pro forma financial statements are subject to significant assumptions, and so may not be indicative of either our historical results or our future expectations of performance.

The unaudited pro forma condensed consolidated financial information adjusts the historical financial statements to give effect to (i) the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts, the elimination of revenues and direct expenses associated with Technip Energies, and to record the equity method investment associated with TechnipFMC’s retained 49.9% ownership in Technip Energies immediately following the Spin-off, measured at the historical carrying value which management believes approximates fair value, (ii) cash received from BPI for its investment in Technip Energies, assuming that the BPI Investment is purchased at the midpoint of the 11.82% floor and 17.25% cap, which will reduce the Issuer’s ownership of 49.9% noted above, (iii) the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA, (iv) the retirement of certain debt of TechnipFMC, issuance of the Notes, entry into the New Senior Secured Revolving Credit Facility and the payment of estimated debt issuance and other financing costs, and (v) the tax effects of the pro forma adjustments at the applicable statutory income tax rates. These pro forma results are not directly comparable to our historical financial information included elsewhere in this Offering Memorandum and are presented for informational purposes only. Neither the assumptions underlying the adjustments nor the resulting unaudited pro forma condensed consolidated financial information have been audited or reviewed in accordance with any generally accepted auditing standards. The unaudited pro forma condensed consolidated financial information is based on certain assumptions that we believe are reasonable. Our assumptions may prove to be inaccurate over time. This information is inherently subject to risks and uncertainties. This information may not give an accurate or complete picture of what our financial condition or results of operations would have been had these Transactions occurred on the dates indicated.

For more information on the presentation of financial information in this Offering Memorandum, including their limitations, see “Basis of presentation” and “Unaudited pro forma condensed consolidated financial information.”

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma consolidated financial information consists of unaudited pro forma condensed consolidated statements of income (loss) for the years ended December 31, 2019, 2018 and 2017 and for the nine months ended September 30, 2020 and 2019, and an unaudited pro forma condensed consolidated balance sheet as of September 30, 2020. The unaudited pro forma condensed consolidated financial information reported below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information” included elsewhere in this Offering Memorandum, and “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and corresponding notes incorporated herein by reference which have been prepared in accordance with GAAP.

The following unaudited pro forma condensed consolidated financial information is subject to assumptions and adjustments described below and in the accompanying notes. The unaudited pro forma condensed consolidated financial information have been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. Management believes these assumptions and adjustments are reasonable under the circumstances, given the information available at this time. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial condition or results of operations that might have occurred had the Transactions occurred as of the dates stated below, and further should not be taken as representative of future financial condition or results of operations.

The unaudited pro forma condensed consolidated balance sheet is presented as if the Transactions were completed as of September 30, 2020, and the unaudited pro forma condensed consolidated statements of income (loss) are presented as if the Transactions were completed on January 1, 2017.

The unaudited pro forma condensed consolidated financial information includes adjustments to reflect the following:

•
the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts, the elimination of revenues and direct expenses associated with Technip Energies, and to record the equity method investment associated with the Issuer’s retained 49.9% ownership in Technip Energies N.V., measured at the historical carrying value which management believes approximates fair value;

•
cash received from BPI, for its investment in Technip Energies N.V., which will reduce the Issuer’s ownership of 49.9% noted above. Please refer to the notes to the unaudited condensed consolidated financial information for further details;

•	the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA;

•
the retirement of certain debt of TechnipFMC, issuance of the Notes, entry into the New Senior Secured Revolving Credit Facility and the payment of estimated debt issuance and other financing costs; and

•	the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

Neither the assumptions underlying the preparation of the unaudited pro forma consolidated financial information nor the resulting unaudited pro forma consolidated financial information have been audited or reviewed in accordance with any generally accepted auditing standards.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2020
(in millions)

	Historical	Technip Energies	Pro Forma Spin-Off Accounting Adjustments	Notes	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Assets		(a)
Cash and cash equivalents	$4,244.0	$(3,650.4)	$1,184.8	(b)	$(1,328.4)	(c)	$450.0
Trade receivables, net	2,127.8	(995.7)	–		–		1,132.1
Contract assets, net	1,470.0	(420.4)	–		–		1,049.6
Inventories, net	1,339.1	(12.6)	–		–		1,326.5
Derivative financial instrument	310.7	(12.5)	–		–		298.2
Income taxes receivable	285.4	(93.3)	–		–		192.1
Advances paid to suppliers	219.2	(119.2)	–		–		100.0
Other current assets	1,037.9	(415.9)	204.1	(d)			826.1
Total current assets	11,034.1	(5,720.0)	1,388.9		(1,328.4)		5,374.6
Investments in equity affiliates	351.2	(56.3)	–		–		294.9
Property, plant and equipment, net	2,806.4	(116.8)	–		–		2,689.6
Operating lease right-of-use assets	742.1	(240.3)	–		–		501.8
Goodwill	2,488.7	(2,488.7)	–		–		–
Intangible assets, net	1,002.3	(122.9)	–		–		879.4
Deferred income taxes	228.1	(178.2)	–		–		49.9
Derivative financial instruments	22.9	(2.2)	–		–		20.7
Investment in Technip Energies	–	–	678.4	(e)	–		678.4
Other assets	235.4	(49.5)	–		–		185.9
Total assets	$18,911.2	$(8,974.9)	$2,067.3		$(1,328.4)		$10,675.2
Liabilities and equity
Short-term debt and current portion of long-term debt	$612.2	$(2.7)	$–		$(522.8)	(f)	$86.7
Operating lease liabilities	206.1	(50.0)	–		–		156.1
Accounts payable, trade	2,498.4	(1,386.3)	–		–		1,112.1
Contract liabilities	4,643.4	(3,649.1)	–		–		994.3
Accrued payroll	384.5	(211.3)	–		–		173.2
Derivative financial instruments	280.2	(26.2)	–		–		254.0
Income taxes payable	65.7	(48.6)	–		–		17.1
Other current liabilities	1,326.7	(612.8)	131.9	(d)	–		845.8
Total current liabilities	10,017.2	(5,987.0)	131.9		(522.8)		3,639.3
Long-term debt, less current portion	3,248.0	(416.8)	–		(757.6)	(f)	2,073.6
Operating lease liabilities, less current portion	626.2	(251.5)	–		–		374.7
Deferred income taxes	78.5	(30.7)	–		–		47.8
Accrued pension and other post-retirement benefits, less current portion	320.4	(164.1)	–		–		156.3
Derivative financial instruments	35.7	(6.1)	–		–		29.6
Other liabilities	309.4	(180.5)	–		–		128.9
Total liabilities	14,635.4	(7,036.7)	131.9		(1,280.4)		6,450.2
Commitments and contingent liabilities
Mezzanine equity
Redeemable non-controlling interest	42.1	–	–		–		42.1
Stockholders’ equity
Ordinary shares, $1.00 par value; 618.3 shares authorized; 449.4 shares issued and outstanding	449.4	–	–		–		449.4
Capital in excess of par value of ordinary shares	10,227.8	–	–		–		10,227.8
Accumulated deficit/ Parent Company investment in Technip Energies	(4,879.0)	(2,032.1)	1,935.4	(g)	(48.0)	(h)	(5,023.7)
Accumulated other comprehensive loss	(1,609.1)	108.1	–		–		(1,501.0)
Total TechnipFMC plc stockholders’ equity	4,189.1	(1,924.0)	1,935.4		(48.0)		4,152.5
Non-controlling interests	44.6	(14.2)	–		–		30.4
Total equity	4,233.7	(1,938.2)	1,935.4		(48.0)		4,182.9
Total liabilities and equity	$18,911.2	$(8,974.9)	$2,067.3		$(1,328.4)		$10,675.2

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Nine Months Ended September 30, 2020
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$7,101.9	$(4,694.8)	$–		$2,407.1
Product revenue	2,416.9	–	–		2,416.9
Lease revenue	105.7	–	–		105.7
Total revenue	9,624.5	(4,694.8)	–		4,929.7
Costs and expenses:
Cost of service revenue	6,158.0	(3,855.4)	–		2,302.6
Cost of product revenue	1,970.0	–	–		1,970.0
Cost of lease and other revenue	90.3	–	–		90.3
Selling, general and administrative expense	780.8	(252.6)	–		528.2
Research and development expense	108.8	(36.8)	–		72.0
Impairment, restructuring and other expense	3,440.7	(84.5)	–		3,356.2
Separation costs	27.1	(27.1)	–		–
Merger transaction and integration costs	–	–	–		–
Total costs and expenses	12,575.7	(4,256.4)	–		8,319.3
Other (expense) income, net	(9.3)	11.4	–		2.1
Income from equity affiliates	52.9	(2.8)	–		50.1
Income (loss) before financial expense, net and income taxes	(2,907.6)	(429.8)	–		(3,337.4)
Net interest expense	(238.5)	136.6	(27.5)	(i)	(129.4)
Income (loss) before income taxes	(3,146.1)	(293.2)	(27.5)		(3,466.8)
Provision for income taxes	77.9	(96.5)	–	(j)	(18.6)
Net income (loss)	(3,224.0)	(196.7)	(27.5)		(3,448.2)
Net (profit) loss attributable to noncontrolling interests	(24.3)	9.5	–		(14.8)
Net income attributable to TechnipFMC plc	$(3,248.3)	$(187.2)	$(27.5)		$(3,463.0)

Pro forma earnings per share
Basic	$(7.24)				$(7.72)
Diluted	$(7.24)				$(7.72)
Pro forma weighted-average share outstanding
Basic	448.4				448.4
Diluted	448.4				448.4

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Nine Months Ended September 30, 2019
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$7,009.5	$(4,581.6)	$–		$2,427.9
Product revenue	2,471.9	–	–		2,471.9
Lease revenue	200.9	–	–		200.9
Total revenue	9,682.3	(4,581.6)	–		5,100.7
Costs and expenses:
Cost of service revenue	5,520.1	(3,533.0)	–		1,987.1
Cost of product revenue	2,237.2	–	–		2,237.2
Cost of lease and other revenue	126.2	–	–		126.2
Selling, general and administrative expense	919.7	(309.4)	–		610.3
Research and development expense	110.0	(7.9)	–		102.1
Impairment, restructuring and other expense	166.0	(22.1)	–		143.9
Separation costs	9.4	(9.4)	–		–
Merger transaction and integration costs	31.2	(15.2)	–		16.0
Total costs and expenses	9,119.8	(3,897.0)	–		5,222.8
Other (expense) income, net	(156.5)	39.9	–		(116.6)
Income from equity affiliates	54.0	(4.9)	–		49.1
Income (loss) before financial expense, net and income taxes	460.0	(649.6)	–		(189.6)
Net interest expense	(345.3)	274.0	(6.8)	(i)	(78.1)
Income (loss) before income taxes	114.7	(375.6)	(6.8)		(267.7)
Provision for income taxes	96.5	(67.1)	–	(j)	29.4
Net income (loss)	18.2	(308.5)	(6.8)		(297.1)
Net (profit) loss attributable to noncontrolling interests	(19.4)	0.7	–		(18.7)
Net loss attributable to TechnipFMC plc	$(1.2)	$(307.8)	$(6.8)		$(315.8)

Pro forma earnings per share
Basic	$(0.00)				$(0.70)
Diluted	$(0.00)				$(0.70)
Pro forma weighted-average share outstanding
Basic	448.6				448.6
Diluted	448.6				448.6

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2019
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$9,789.7	$(6,458.9)	$–		$3,330.8
Product revenue	3,352.9	–	–		3,352.9
Lease revenue	266.5	–	–		266.5
Total revenue	13,409.1	(6,458.9)	–		6,950.2
Costs and expenses:
Cost of service revenue	7,767.2	(5,071.4)	–		2,695.8
Cost of product revenue	3,015.6	–	–		3,015.6
Cost of lease and other revenue	167.9	–	–		167.9
Selling, general and administrative expense	1,228.1	(406.1)	–		822.0
Research and development expense	162.9	(47.0)	–		115.9
Impairment, restructuring and other expense	2,490.8	(30.0)	–		2,460.8
Separation costs	72.1	(72.1)	–		-
Merger transaction and integration costs	31.2	(17.0)	–		14.2
Total costs and expenses	14,935.8	(5,643.6)	–		9,292.2
Other (expense) income, net	(220.7)	39.0	–		(181.7)
Income from equity affiliates	62.9	(3.2)	–		59.7
Income (loss) before financial expense, net and income taxes	(1,684.5)	(779.5)	–		(2,464.0)
Net interest expense	(451.3)	360.4	(12.3)	(i)	(103.2)
Income (loss) before income taxes	(2,135.8)	(419.1)	(12.3)		(2,567.2)
Provision for income taxes	276.3	(208.0)	–	(j)	68.3
Net income (loss)	(2,412.1)	(211.1)	(12.3)		(2,635.5)
Net (profit) loss attributable to noncontrolling interests	(3.1)	7.7			4.6
Net loss attributable to TechnipFMC plc	$(2,415.2)	$(203.4)	$(12.3)		$(2,630.9)

Pro forma earnings per share
Basic	$(5.39)				$(5.87)
Diluted	$(5.39)				$(5.87)
Pro forma weighted-average share outstanding
Basic	448.0				448.0
Diluted	448.0				448.0

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2018
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$9,057.6	$(6,281.2)	$–		$2,776.4
Product revenue	3,272.6	–	–		3,272.6
Lease revenue	222.7	–	–		222.7
Total revenue	12,552.9	(6,281.2)	–		6,271.7
Costs and expenses:
Cost of service revenue	7,452.7	(5,193.0)	–		2,259.7
Cost of product revenue	2,676.9	–	–		2,676.9
Cost of lease and other revenue	143.4	–	–		143.4
Selling, general and administrative expense	1,140.6	(400.8)	–		739.8
Research and development expense	189.2	(31.6)	–		157.6
Impairment, restructuring and other expense	1,831.2	(9.6)	–		1,821.6
Merger transaction and integration costs	36.5	(18.1)	–		18.4
Total costs and expenses	13,470.5	(5,653.1)	–		7,817.4
Other (expense) income, net	(323.9)	275.6	–		(48.3)
Income from equity affiliates	114.3	(34.2)	–		80.1
Income (loss) before financial expense, net and income taxes	(1,127.2)	(386.7)	–		(1,513.9)
Net interest expense	(360.9)	245.5	(4.3)		(119.7)
Income (loss) before income taxes	(1,488.1)	(141.2)	(4.3)	(i)	(1,633.6)
Provision for income taxes	422.7	(219.1)	–		203.6
Net income (loss)	(1,910.8)	77.9	(4.3)	(j)	(1,837.2)
Net (profit) loss attributable to noncontrolling interests	(10.8)	(0.2)	–		(11.0)
Net income attributable to TechnipFMC plc	$(1,921.6)	$77.7	$(4.3)		$(1,848.2)

Pro forma earnings per share
Basic	$(4.20)				$(4.04)
Diluted	$(4.20)				$(4.04)
Pro forma weighted-average share outstanding
Basic	458.0				458.0
Diluted	458.0				458.0

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2017
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$11,445.9	$(8,133.5)	$–		$3,312.4
Product revenue	3,416.4	–	–		3,416.4
Lease revenue	194.6	–	–		194.6
Total revenue	15,056.9	(8,133.5)	–		6,923.4
Costs and expenses:
Cost of service revenue	9,433.1	(7,012.8)	–		2,420.3
Cost of product revenue	2,954.3	–	–		2,954.3
Cost of lease and other revenue	137.2	–	–		137.2
Selling, general and administrative expense	1,060.9	(328.3)	–		732.6
Research and development expense	212.9	(35.9)	–		177.0
Impairment, restructuring and other expense	191.5	(56.4)	–		135.1
Merger transaction and integration costs	101.8	(53.4)	–		48.4
Total costs and expenses	14,091.7	(7,486.8)	–		6,604.9
Other (expense) income, net	(25.9)	6.9	–		(19.0)
Income from equity affiliates	55.6	(0.3)	–		55.3
Income (loss) before financial expense, net and income taxes	994.9	(640.1)	–		354.8
Net interest expense	(315.2)	231.5	(36.2)		(119.9)
Income (loss) before income taxes	679.7	(408.6)	(36.2)	(i)	234.9
Provision for income taxes	545.5	(243.3)	(2.9)		299.3
Net income (loss)	134.2	(165.3)	(33.3)	(j)	(64.4)
Net (profit) loss attributable to noncontrolling interests	(20.9)	(0.3)	–		(21.2)
Net income attributable to TechnipFMC plc	$113.3	$(165.6)	$(33.3)		$(85.6)

Pro forma earnings per share
Basic	$0.24				$(0.18)
Diluted	$0.24				$(0.18)
Pro forma weighted-average share outstanding
Basic	466.7				466.7
Diluted	468.3				466.7

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(a)
Reflects the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts as of September 30, 2020 and Technip Energies’ operations for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019, 2018 and 2017.

(b)
Reflects the adjustment to cash for proceeds received from BPI for its proportionate share of the investment in Technip Energies and cash retained by TechnipFMC after the deconsolidation of Technip Energies. The adjustment is comprised of the following (in millions):

Technip Energies’ cash retained	$984.8
Cash proceeds from BPI	200.0
Pro forma adjustment to cash	$1,184.8

(c)
Reflects the adjustment to cash for the retirement of certain of the Issuer’s debt, issuance of new debt and payment of estimated debt issuance and other financing costs. The adjustment is comprised of the following (in millions):

Repayment of TechnipFMC’s debt	$(2,113.4)
Issuance of Notes offered hereby	850.0
Debt issuance costs	(17.0)
Other financing costs related to the Transactions	(48.0)
Pro forma adjustment to cash	$(1,328.4)

(d)	Reflects the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA.

(e)
Reflects the remaining noncontrolling equity interest in Technip Energies, calculated by applying the ownership percentage, assuming that the BPI Investment is purchased at the midpoint of the 11.82% floor and 17.25% cap, to the historical carrying value of Technip Energies. It is management’s belief that the historical carrying value of Technip Energies approximates its fair value.

BPI’s $200 million investment in Technip Energies is subject to adjustment, and the incremental ownership stake will be determined based upon the first thirty day volume-weighted average price (“VWAP”) of Technip Energies’ shares, less a six percent discount. Technip Energies’ listing will be on EuronextParis, with Level 1 ADRs that will trade over-the-counter in the United States.

(f)	Reflects pro forma adjustment related to repayment of certain of the Issuer’s debt and issuance of new high yield bonds as follows (in millions):

Repayment of commercial paper	$(1,090.6)
Repayment of 3.45% Senior Notes due 2022	(500.0)
Repayment of Synthetic bonds due 2021 (classified as short-term debt)	(522.8)
Issuance of new high yield bonds	850.0
Debt issuance costs	(17.0)
Pro forma adjustment to total debt	$(1,280.4)

In connection with the Spin-off, we and FMC Technologies intend to enter into the New Senior Secured Revolving Credit Facility with JPMorgan Chase Bank, N.A. or one of its affiliates as administrative agent, and the lenders party thereto, that will provide for aggregate revolving commitments of up to $1,000.0 million.

(g)	Represents pro forma adjustment to retained earnings to reflect the net impact of amounts as a result of the pro forma Spin-off adjustments as follows (in millions):

Technip Energies’ cash retained	$984.8
Investment in Technip Energies	678.4
Cash proceeds from BPI	200.0
Settlement of intercompany receivables (payables)	72.2
Accumulated deficit/ Parent Company investment in Technip Energies	$1,935.4

(h)	Represents pro forma adjustment to accumulated deficit to reflect the net impact of payments for other financing and transaction costs.

(i)	Reflects pro forma interest expense adjustments for the nine months ended September 30, 2020 and 2019 as follows (in millions):

	Nine Months Ended September 30,
	2020	2019
Interest expense associated with new financing arrangements(i)	$56.7	$56.7
Eliminate interest expense associated with retirement of TechnipFMC’s debt(ii)	(29.2)	(49.9)
Pro forma adjustment to interest expenses	$27.5	$6.8

Reflects pro forma interest expense adjustments for the years ended December 31, 2019, 2018 and 2017 as follows (in millions):

	Year Ended December 31,
	2019	2018	2017
Interest expense associated with new financing arrangements(i)	$75.7	$75.7	$75.7
Eliminate interest expense associated with retirement of TechnipFMC’s debt(ii)	(63.4)	(71.4)	(39.5)
Pro forma adjustment to interest expenses	$12.3	$4.3	$36.2

(i)
Pro forma adjustments for interest expense associated with new financing arrangements represents interest expense on the Notes offered hereby. If the assumed interest rate of the Notes offered hereby increased (or decreased) 0.125%, the cash interest expense would increase (or decrease) $1.1 million for the years ended December 31, 2019, 2018 and 2017 and and $0.8 million for the nine months ended September 30, 2019 and 2020.

(ii)
Pro forma adjustments for interest expense associated with retirement of TechnipFMC’s debt was calculated based on the historical debt balances of the commercial paper, Synthetic bonds and 3.45% Senior Notes outstanding at each applicable balance sheet date.

(j)
Reflects income tax expense (benefit) related to income (loss) from operations before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate. There is no tax benefit related to the pro forma adjustments for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018, due to the overall net deferred tax asset position and corresponding full valuation allowances which were recorded during these periods. The tax benefit for the year ended December 31, 2017 is based on the effective income tax rate of approximately 37%.

Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information

The following discussion and analysis should be read in conjunction with the unaudited pro forma condensed consolidated financial information, the related notes and other financial information included elsewhere in this Offering Memorandum, as well as the historical condensed consolidated financial information in the section titled “Management’s discussion and analysis of financial condition and results of operations” included in the Issuer’s Form 10-K for the year ended December 31, 2019 and the Issuer’s Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference in this Offering Memorandum. The Company’s actual results could differ materially from those discussed below. Important factors that could cause or contribute to such differences include, but are not limited to, those factors discussed below and elsewhere in this Offering Memorandum, particularly in “Risk factors” and “Cautionary information regarding forward-looking statements,” all of which are difficult to predict.

General

We are a global leader in the energy industry, delivering products, technologies and services to companies that produce and transport oil and natural gas.  Through innovative technologies and improved efficiencies, our offerings unlock new possibilities for our customers in developing their energy resources and increasingly help position them to meet the ongoing energy transition to lower carbon energy alternatives.

After giving effect to the Spin-off, our Company will be organized in two business segments, Subsea and Surface Technologies, which are well-positioned to deliver greater efficiency across project lifecycles, from concept to project delivery and beyond.  Our Subsea segment, provides integrated design, engineering, procurement, manufacturing, fabrication, installation, and life of field services for subsea systems, subsea field infrastructure, and subsea pipe systems used in oil and gas production and transportation.  Our Surface Technologies segment designs, manufactures, and services products and systems used by companies involved in land and shallow water exploration and production of crude oil and natural gas.

Pro forma results of operations for the nine months ended September 30, 2020 and 2019

	Nine months ended September 30,		Change
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$4,929.7	$5,100.7	$(171.0)	(3.4)
Cost and expenses
Cost of sales	4,362.9	4,350.5	12.4	0.3
Selling, general and administrative expense	528.2	610.3	(82.1)	(13.5)
Research and development expense	72.0	102.1	(30.1)	(29.5)
Impairment, restructuring and other expense	3,356.2	143.9	3,212.3	2,232.3
Merger transaction and integration costs	–	16.0	(16.0)	(100.0)
Total costs and expenses	8,319.3	5,222.8	3,096.5	59.3
Other income (expense), net	2.1	(116.6)	118.7	(101.8)
Income from equity affiliates	50.1	49.1	1.0	2.0
Loss before interest income, interest expense and income taxes	(3,337.4)	(189.6)	(3,147.8)	1,660.2
Net interest expense	(129.4)	(78.1)	(51.3)	65.7
Loss before income taxes	(3,466.8)	(267.7)	(3,199.1)	1,195.0
Provision for income taxes	(18.6)	29.4	(48.0)	(163.3)
Net loss	(3,448.2)	(297.1)	(3,151.1)	1,060.6
Net profit attributable to TechnipFMC plc	(14.8)	(18.7)	3.9	(20.9)
Net loss attributable to TechnipFMC plc	$(3,463.0)	$(315.8)	$(3,147.2)	996.6

Revenue

Revenue decreased $171.0 million during the nine months ended September 30, 2020, compared to the same period in 2019. Subsea revenue increased year-over-year primarily due to increased project activity in the Gulf of Mexico and the North Sea, while Surface Technologies revenue decreased versus the prior-year period, primarily as a result of the significant decline in operator activity in North America. Revenue outside of North America displayed resilience, with a more modest decline due to reduced activity levels. Nearly 60% of total segment revenue was generated outside of North America in the period. In addition, our total revenues were negatively impacted by operational challenges associated with the COVID-19 related disruptions.

Gross profit

Gross profit (revenue less cost of sales) as a percentage of sales decreased to 11.5% during the nine months ended September 30, 2020, compared to 14.7% in the prior-year period in 2019. Subsea gross profit decreased due to a more competitively priced backlog and the negative operational impacts related to COVID-19. Surface Technologies gross profit was negatively impacted primarily by the year-over-year decline in North American drilling and completions activity, which was partially offset by the lower costs from our accelerated cost reduction initiative implemented during 2020.

Selling, general and administrative expense

Selling, general and administrative expense decreased $82.1 million year-over-year, primarily as a result of decreased corporate expenses and the accelerated pace of cost reduction actions.

Impairment, restructuring and other expense

We incurred $3,356.2 million of restructuring, impairment and other charges during the nine months ended September 30, 2020. These charges primarily included $3,083.4 million of goodwill impairment, $163.9 million of long-lived assets impairment, $57.8 million of COVID-19 related expenses, and $51.1 million for restructuring and severance expenses. COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments. COVID-19 related expenses exclude costs associated with project and/or operational inefficiencies, time delays in performance delivery, indirect costs increases and potentially reimbursable or recoverable expenses. During the nine months ended September 30, 2019, we incurred $143.9 million of restructuring, impairment and other charges, which included a $125.1 million vessel impairment charge in the Subsea segment.

Merger transaction and integration costs

We incurred merger transaction and integration costs of $16.0 million during the nine months ended September 30, 2019, before the August 2019 announcement of the planned separation transaction due to the continuation of the integration activities pertaining to combining the two legacy companies.

Other income (expense), net

Other income (expense), net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During the nine months ended September 30, 2020, we recognized $2.1 million of other income, net compared to $116.6 million of other expense, net recognized during the nine months ended September 30, 2019.  The net change was primarily attributable to a reduction in foreign exchange losses from unhedged currencies, more favorable hedging costs, and the effects of a weakened U.S. dollar on naturally hedged projects.

Net interest expense

Net interest expense increased $51.3 million in the nine months ended September 30, 2020, compared to 2019, primarily due to lower interest income recognized during 2020, driven in part by lower cash balances.

Provision for income taxes

Our provision for income taxes for the nine months ended September 30, 2020 and 2019 reflected effective tax rates of (0.5)% and 11.0%, respectively. The year-over-year decrease in the effective tax rate was primarily due to the impact of nondeductible goodwill impairments, offset in part by the reduced impact of losses in jurisdictions with a full valuation allowance and a favorable change in the forecasted earnings mix. The decrease was also impacted by one-time benefits that were recorded in 2019 for the release of a valuation allowance. Our effective tax rate can fluctuate depending on our country mix of earnings, since our foreign earnings are generally subject to higher tax rates than in the United Kingdom.

Pro forma segment results of operations for the nine months ended September 30, 2020 and 2019

Segment operating profit is defined as total segment revenue less segment operating expenses. Certain items, such as corporate staff expenses, share-based compensation expense and other employee benefits expenses, have been excluded in computing segment operating profit and are included in corporate items.

Subsea
	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$4,133.4	$3,955.5	$177.9	4.5
Operating profit (loss)	$(2,806.0)	$61.2	$(2,867.2)	(4,685.0)
Adjusted EBITDA(1)	$350.4	$461.3	$(110.9)	(24.0)
Capital expenditures	$195.5	$242.6	$(47.1)	(19.4)

(1) Pro forma Subsea Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Subsea revenue increased $177.9 million, or 5%, year-over-year, primarily due to higher project activity in the United States, Norway and Africa. Despite operational challenges associated with COVID-19 related disruptions, we continued to demonstrate strong execution of our backlog.

Subsea operating loss for the nine months ended September 30, 2020 is primarily due to significant impairment charges and other non-recurring charges. The operating loss included $2,912.8 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses compared to $138.0 million in 2019. Non-recurring charges incurred related to COVID-19 disruptions during the period were $50.1 million.

Subsea capital expenditures decreased $47.1 million, or 19%, year-over-year, primarily driven by our decision to reduce capital spending at the beginning of 2020 in response to uncertain market environment due to the COVID-19 pandemic and decline in the oil prices.

Surface Technologies
	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$796.3	$1,145.2	$(348.9)	(30.5)
Operating profit (loss)	$(444.4)	$30.7	$(475.1)	(1,547.6)
Adjusted EBITDA(1)	$50.1	$109.8	$(59.7)	(54.4)
Capital expenditures	$28.0	$84.5	$(56.5)	(66.9)

(1) Pro forma Surface Technologies Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

 Surface Technologies revenue decreased $348.9 million, or 31%, year-over-year, primarily driven by the significant reduction in operator activity in North America. Revenue outside of North America displayed resilience, with a more modest decline due to reduced activity levels. Nearly 60% of total segment revenue was generated outside of North America in the period.

Surface Technologies operating loss was primarily due to impairment and other non-recurring restructuring charges. The operating loss included $439.8 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses. Operating loss was also negatively impacted by the reduced demand in North America driven by the significant decline in rig count and completions-related activity, which was partially offset by lower costs from our accelerated cost reduction actions initiated in the first quarter of 2020. Non-recurring charges incurred related to COVID-19 disruptions during the period were $7.7 million.

Surface Technologies capital expenditures decreased $56.5 million, or 67%, year-over-year, primarily driven by our decision to reduce capital spending at the beginning of 2020 in response to uncertain market environment due to the COVID-19 pandemic and decline in the oil prices.

Corporate expenses
	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Corporate expenses	$(44.3)	$(172.4)	$128.1	(74.3)
Corporate expenses decreased by $128.1 million during the nine months ended September 30, 2020 as compared to the same period in 2019, primarily due to lower activity and the impact of cost reduction implemented during the beginning of 2020.

Inbound orders and order backlog

Inbound orders – Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period. COVID-19 has had a minimal impact on our ability to finalize sales contracts required to recognize new inbound orders in the quarter. However, the significant decline in commodity prices, due in part to the lower demand resulting from COVID-19, is expected to negatively impact the near-term outlook for inbound orders.

	Inbound orders
	Nine months ended September 30,
	2020	2019
	(Dollars in millions, unaudited)
Subsea	$3,290.9	$6,820.3
Surface Technologies	760.9	1,188.3
Total inbound orders	$4,051.8	$8,008.6

Order backlog – Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Backlog reflects the current expectations for the timing of project execution. The scheduling of some future work included in our order backlog has been impacted by COVID-19 related disruptions and remains subject to future adjustment.

	Order backlog
	September 30, 2020	December 31, 2019
	(Dollars in millions, unaudited)
Subsea	$7,218.0	$8,479.8
Surface Technologies	368.9	473.2
Total order backlog	$7,586.9	$8,953.0

Subsea – Order backlog for Subsea at September 30, 2020 decreased by $1,300 million compared to December 31, 2019. Subsea backlog of $7,200 million at September 30, 2020 was composed of various subsea projects, including Total Mozambique LNG; Eni Coral and Merakes; Petrobras Mero I and Mero II; Energean Karish; ExxonMobil Payara; Reliance MJ-1; Equinor Johan Sverdrup Phase 2; Husky West White Rose; BP Platina; Chevron Gorgon Stage 2; and Woodside Pyxis and Lambert Deep.

Surface Technologies – Order backlog for Surface Technologies at September 30, 2020 decreased by $104.3 million compared to December 31, 2019. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within 12 months.

Non-consolidated backlog – Non-consolidated order backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Non-consolidated Order Backlog
September 30, 2020
(Dollars in millions, unaudited)
Subsea	$674.0
Surface Technologies	–
Total order backlog	$674.0

Pro forma results of operations for the year ended December 31, 2019 and 2018

	Year ended December 31,		Change
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$6,950.2	$6,271.7	$678.5	10.8
Cost and expenses
Cost of sales	5,879.3	5,080.0	799.3	15.7
Selling, general and administrative expense	822.0	739.8	82.2	11.1
Research and development expense	115.9	157.6	(41.7)	(26.5)
Impairment, restructuring and other expense	2,460.8	1,821.6	639.2	35.1
Merger transaction and integration costs	14.2	18.4	(4.2)	(22.8)
Total costs and expenses	9,292.2	7,817.4	1,474.8	18.9
Other income (expense), net	(181.7)	(48.3)	(133.4)	276.2
Income from equity affiliates	59.7	80.1	(20.4)	(25.5)
Loss before interest income, interest expense and income taxes	(2,464.0)	(1,513.9)	(950.1)	62.8
Net interest expense	(103.2)	(119.7)	16.5	(13.8)
Loss before income taxes	(2,567.2)	(1,633.6)	(933.6)	57.1
Provision for income taxes	68.3	203.6	(135.3)	(66.5)
Net loss	(2,635.5)	(1,837.2)	(798.3)	43.5
Net profit attributable to TechnipFMC plc	4.6	(11.0)	15.6	(141.8)
Net loss attributable to TechnipFMC plc	$(2,630.9)	$(1,848.2)	$(782.7)	42.3

Revenue

Revenue increased $678.5 million in 2019 compared to the prior-year period, primarily as a result of improved project activity. Subsea revenue increased year-over-year with higher project-related activity, including increased revenue from integrated project execution (iEPCI) and increased demand in subsea services. Surface Technologies revenue increased primarily as a result of improving order backlog from international markets, primarily in the Middle East and Asia Pacific regions.

Gross profit

Gross profit (revenue less cost of sales) as a percentage of sales decreased marginally to 15.4% in 2019 and 19.0% in the prior-year period. The decrease was primarily driven by lower gross profit due to a more competitively priced Subsea backlog and weaker demand in North America for Surface Technologies products and services due to a challenged shale market.

Selling, general and administrative expense

Selling, general and administrative expense increased $82.2 million year-over-year primarily as a result of increased corporate expense driven largely by accelerated IT spending as well as additional performance incentive compensation awards.

Impairment, restructuring and other expense

We incurred $2,511.8 million of restructuring, impairment and other expenses in 2019, primarily driven by $1,988.7 million of goodwill impairment and $484.1 million of long-lived assets impairment.

Merger transaction and integration costs

We incurred merger transaction and integration costs of $14.2 million during the first half of 2019, before the August 2019 announcement of the planned separation transaction due to the continuation of the integration activities pertaining to combining the two legacy companies.

Other expense, net

Other expense, net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During the year ended December 31, 2019, we recognized $181.7 million of other expense, net compared to $48.3 million of other expense, net recognized during the year ended December 31, 2018.  The net change was primarily attributable to a devaluation of certain currencies, for which there is no active forwards market.

Net interest expense

Net interest expense decreased $16.5 million during the year ended December 31, 2019, compared to 2018, primarily due to higher interest income recognized during the 2019, driven in part by higher cash balances.

Provision for income taxes

Our income tax provisions for 2019 and 2018 reflected effective tax rates of (2.7)% and (12.5)%, respectively. The year-over-year change in the effective tax rate was primarily due to a decrease in the amount of tax expense associated with movements in valuation allowances, the release of contingent tax accruals due to the favorable resolution of income tax audits, and a favorable change in actual country mix of earnings, offset in part by the impact of nondeductible goodwill impairments. Our effective tax rate can fluctuate depending on our country mix of earnings, since our foreign earnings are generally subject to higher tax rates than in the United Kingdom.

Pro forma segment results of operations for the year ended December 31, 2019 and 2018

Segment operating profit is defined as total segment revenue less segment operating expenses. Certain items, such as corporate staff expenses, share-based compensation expense and other employee benefits expenses, have been excluded in computing segment operating profit and are included in corporate items.

Subsea

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$5,419.5	$4,762.8	$656.7	13.8
Operating loss	$(1,442.7)	$(1,540.6)	$97.9	(6.4)
Adjusted EBITDA(1)	$655.1	$689.1	$(34.0)	(4.9)
Capital expenditures	$287.7	$223.2	$64.5	28.9

(1) Pro forma Subsea Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Subsea revenue increased $656.7 million year-over-year, primarily due to increased project revenue from iEPCI, particularly projects in Asia, the North Sea and the Mediterranean that progressed towards completion, partially offset by decreased activity in Australia. The increase of Subsea Services activity across the globe further added to the year-over-year growth in revenue.

Subsea operating loss improved primarily due to a more competitively priced backlog being executed. This operating loss included $1,798.6 million of asset impairment charges primarily related to the impairment of goodwill and long-lived assets compared to $1,784.2 million in 2018.

Subsea capital expenditures increased $64.5 million or 28.9%, year-over-year, primarily driven by the increased project activity during 2019.

Surface Technologies

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$1,530.7	$1,508.9	$21.8	1.4
Operating profit (loss)	$(662.7)	$163.2	$(825.9)	(506.1)
Adjusted EBITDA(	$170.5	$250.7	$(80.2)	(32.0)
Capital expenditures	$96.6	$111.9	$(15.3)	(13.7)

(1) Pro forma Surface Technologies Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Surface Technologies revenue increased $21.8 million year-over-year primarily driven by increased activity in the Middle East & Asia Pacific markets primarily driven by increased demand for drilling & completion and pressure control equipment and services, offset by negative drilling and completions market activity in North America as customers curbed capital spending.

Surface Technologies operating profit as a percent of revenue decreased significantly year-over-year. The decrease was primarily due to a $704.2 million charge for impairment and restructuring and other charges, in particular related to goodwill. This compared to a $13.8 million charge in the prior year. Operating profit was also negatively impacted by reduced demand for flowline, hydraulic fracturing services, wellhead systems and pressure control equipment in North America, partially offset by increased demand for products and services in the Middle East and Asia Pacific.

Surface Technologies capital expenditures have decreased $15.3 million, or 13.7%, year-over-year primarily driven by the decline in activity during the second half of 2019.

Corporate expenses

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Corporate expenses	$(228.4)	$(109.6)	$(118.8)	108.4

Corporate expenses increased by $118.8 million during the year ended December 31, 2019 as compared to the same period in 2018.  The increase in corporate expenses is primarily attributable to a legal provision, net of settlements, of $54.6 million recorded during 2019.

Inbound orders and order backlog

Inbound orders – Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
	Inbound orders
	Year ended December 31,
	2019	2018
	(Dollars in millions, unaudited)
Subsea	$7,992.6	$5,178.5
Surface Technologies	1,619.9	1,686.6
Total inbound orders	$9,612.5	$6,865.1

Order backlog – Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

	Order backlog
	Year ended December 31,
	2019	2018
	(Dollars in millions, unaudited)
Subsea	$8,479.8	$5,999.6
Surface Technologies	473.2	469.9
Total order backlog	$8,953.0	$6,469.5

Subsea – Order backlog for Subsea at December 31, 2019, increased by $2,500 million from December 31, 2018. Subsea backlog of $8,500 million at December 31, 2019, was composed of various subsea projects, including Total Golfinho; Eni Coral and Merakes; Petrobras Mero I; Energean Karish; ExxonMobil Liza Phase 2; Neptune Duva & Giøa P1 and Seagull; Reliance MJ1; Lundin Edvard Grieg; BP Thunderhorse South Extension 2; Equinor Johan Sverdrup Phase 2; Woodside Pyxis, and Husky West White Rose.

Surface Technologies – Order backlog for Surface Technologies at December 31, 2019, increased by $3.3 million compared to December 31, 2018. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within twelve months.

Non-consolidated backlog – Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Non-consolidated order backlog
December 31, 2019
(Dollars in millions, unaudited)
Subsea	$799.2
Surface Technologies	–
Total order backlog	$799.2